AGREEMENT AND PLAN OF MERGER
by and among
CROWN CASTLE INTERNATIONAL CORP.,
CROWN CASTLE NG ACQUISITIONS CORP.,
NEXTG NETWORKS, INC.,
and
MADISON DEARBORN CAPITAL PARTNERS V-A, L.P.,
as the REPRESENTATIVE

December 15, 2011

TABLE OF CONTENTS

ARTICLE I THE MERGER
1.01	The Merger
1.02	Consummation of the Merger
1.03	Effect of the Merger
1.04	Certificate of Incorporation and By-Laws
1.05	Directors and Officers
1.06	Conversion of Shares
1.07	Dissenting Shares
1.08	Conversion of Options
1.09	Calculation of the Per Share Price
1.10	The Closing
1.11	Distributions to Stockholders
1.12	Closing Consideration Adjustment

ARTICLE II CONDITIONS TO CLOSING
2.01	Mutual Conditions
2.02	Conditions to the Buyer's Obligations
2.03	Conditions to the Company's Obligations
2.04	Frustration of Closing Conditions

ARTICLE III PRE‑CLOSING COVENANTS
3.01	Conduct of Business
3.02	Access to Books and Records, Financing Cooperation
3.03	Regulatory Filings; Closing Conditions
3.04	Notices to Stockholders
3.05	Exclusive Dealing
3.06	Certain Supplemental Disclosures

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.01	Organization and Corporate Power
4.02	Due Execution and Delivery; Valid and Binding Agreement
4.03	Required Filings and Consents
4.04	Non Contravention
4.05	Capitalization of the Company
4.06	Subsidiaries
4.07	Financial Statements; Internal Controls
4.08	Undisclosed Liabilities
4.09	Absence of Company MAE
4.10	Properties
4.11	Company Material Contracts
4.12	Intellectual Property
4.13	Tax Matters
4.14	Litigation
4.15	Compliance with Laws; Permits
4.16	Employee Benefit Plans
4.17	Environmental Matters
4.18	Insurance
4.19	Affiliate Transactions

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4.20	Brokers' Fees
4.21	Labor Relations
4.22	Illegal Payments

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE MERGER SUB
5.01	Organization and Corporate Power
5.02	Due Execution and Delivery; Valid and Binding Agreement
5.03	Required Filings and Consents
5.04	Non Contravention
5.05	Litigation
5.06	Sufficient Funds
5.07	Investment Intent
5.08	Brokers' Fees

ARTICLE VI OTHER COVENANTS AND AGREEMENTS
6.01	Continuing Access to Information
6.02	Director and Officer Liability and Indemnification
6.03	Employee Benefits Matters
6.04	Public Announcements
6.05	Fees and Expenses
6.06	Transfer Taxes
6.07	FIRPTA Certificate
6.08	Tax Shelter
6.09	The Representative
6.10	Conflicts and Privileges
6.11	No Additional Representations
6.12	Section 280G

ARTICLE VII TERMINATION
7.01	Termination
7.02	Effect of Termination
7.03	Continuing Confidentiality

ARTICLE VIII SURVIVAL; INDEMNIFICATION
8.01	Non-Survival
8.02	Indemnification
8.03	Control of Claims; Cooperation
8.04	Limitations
8.05	Tax-Related Matters
8.06	Escrowed Funds
8.07	Settlement of Certain Actions
8.08	Exclusive Remedy
8.09	Adjustment to Purchase Price

ARTICLE IX MISCELLANEOUS
9.01	Amendment and Waiver
9.02	Notices
9.03	Assignment
9.04	Severability

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9.05	No Strict Construction
9.06	Captions
9.07	Complete Agreement
9.08	Company Disclosure Letter
9.09	Counterparts
9.10	Specific Performance
9.11	Third Party Beneficiaries
9.12	GOVERNING LAW
9.13	CONSENT TO JURISDICTION
9.14	WAIVER OF JURY TRIAL

Exhibits

Exhibit A - Form of Certificate of Merger
Exhibit B - Form of Closing Certificate

Schedules

Schedule 1.05 - Directors and Officers of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of December 15, 2011 by and among Crown Castle International Corp., a Delaware corporation (the "Buyer"), Crown Castle NG Acquisitions Corp., a Delaware corporation and a wholly-owned Subsidiary of the Buyer (the "Merger Sub"), NextG Networks, Inc., a Delaware corporation (the "Company" and together with the Merger Sub, the "Constituent Corporations"), and Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership, solely in its capacity as the Representative. Capitalized terms used and not otherwise defined herein have the meanings set forth in Annex A attached hereto.
WHEREAS, the boards of directors of the Buyer, the Merger Sub, and the Company have approved this Agreement and the merger of the Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the Delaware Corporation Law (the "Merger") and the board of directors of the Company has declared that it is advisable that this Agreement be adopted by the stockholders of the Company;
WHEREAS, the board of directors of the Company has recommended to the stockholders of the Company that they adopt this Agreement; and
WHEREAS, certain stockholders of the Company holding approximately eighty-eight percent (88%) of the outstanding shares of Company Common Stock have indicated an intent to provide written consents confirming the adoption of this Agreement immediately following the execution of this Agreement.
NOW, THEREFORE, in consideration of the premises, representations, warranties, and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
1.01    The Merger. On and subject to the terms and conditions contained herein, at the Effective Time, the Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation in the Merger (the Company, as the surviving corporation after the Merger, is sometimes referred to herein as the "Surviving Corporation").
1.02    Consummation of the Merger. On the Closing Date, subject to satisfaction or, to the extent permitted by applicable Law, waiver of the conditions specified in Article II hereof (a) the Company shall execute a certificate of merger in the form of Exhibit A attached hereto (the "Certificate of Merger") in accordance with the relevant provisions of the Delaware Corporation Law and (b) the Company and the Merger Sub shall, and the Buyer shall cause Merger Sub to, cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware, and the Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent time as the Buyer and the Company shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").
1.03    Effect of the Merger. The Merger shall have the effect as provided in the Delaware Corporation Law, including that upon the effectiveness of the Merger (a) the separate existence of the Merger Sub shall cease (except as may be continued by operation of applicable Law), (b) the Company shall be the surviving corporation in the Merger, (c) the Surviving Corporation shall possess all of the rights, privileges, powers, and franchises of each of the Constituent Corporations, and all property (real, personal, and mixed) and all debts due to any of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, (d) all property, rights, privileges, powers, and franchises and each and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, and (e) all rights of creditors and all Liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all Indebtedness, Liabilities, and duties of the Constituent Corporations shall henceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such Indebtedness, Liabilities, and duties had been incurred or contracted by it.
1.04    Certificate of Incorporation and By-Laws. Subject to compliance with Section 6.02(a), (a) the Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained in the exhibit attached to the Certificate of Merger and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law and (b) the by-laws of the Merger Sub, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until changed or amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.
1.05    Directors and Officers. From and after the Effective Time, the individuals set forth on Schedule 1.05 hereto shall hold the directorships and offices set forth thereon with respect to the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation or until their earlier resignation or removal or as otherwise provided by applicable Law.
1.06    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Merger Sub, the Company, or the holders of any of the securities described below:
(a)    Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b)    Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned or held, directly or indirectly, by the Company or any of its Subsidiaries or by the Buyer, the Merger Sub, or any of their respective Subsidiaries, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment of cash or any other consideration or distribution shall be made with respect thereto.
(c)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares of Company Common Stock cancelled pursuant to Section 1.06(b) and (y) Dissenting Shares) shall be converted into the right to receive (i) an amount in cash equal to the Per Share Price, (ii) an amount in cash equal to the Per Share Adjustment Distribution, (iii) an amount in cash equal to the Per Share Representative Amount Distribution, and (iv) an amount in cash equal to the Per Share Escrow Distribution, in each case without interest and subject to Section 1.11(g). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 1.06(c) with respect thereto.
1.07    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Person who is entitled to demand and properly exercises and demands appraisal of such shares under the Delaware Corporation Law and is in compliance with all of the provisions of the Delaware Corporation Law concerning the right of such holder to demand appraisal of such shares in connection with the Merger shall not be converted into the right to receive the consideration set forth in Section 1.06(c) with respect to such shares, and shall instead be converted into the right to receive an amount in cash equal to the fair value of such shares as may be determined to be due to such holder as provided in the Delaware Corporation Law. Notwithstanding the foregoing, if the holder of any such shares shall have failed to perfect or shall have effectively withdrawn or lost his, her, or its right to appraisal and payment under the Delaware Corporation Law, such shares shall thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive the consideration set forth in Section 1.06(c) with respect to such shares, without interest thereon, upon surrender of the Certificate formerly representing such shares in accordance with Section 1.11. From and after the Effective Time, no holder of shares of Company Common Stock who has demanded appraisal rights shall be entitled to vote his, her, or its shares of Company Common

Stock for any purpose or to receive payment of dividends or other distributions on his, her, or its shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time, or dividends that accrued thereon prior to the Effective Time). The Company shall give the Buyer reasonably prompt notice of any demands for appraisal of shares of Company Common Stock, withdrawals of such demands, and any other related instruments received by the Company, and the Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands at its expense; provided, that the Company shall direct all such negotiations and proceedings. The Company may settle, or propose to settle, any such demands in accordance with the provisions of Section 8.07. Any shares of Company Common Stock for which appraisal rights have been properly exercised and demanded, and not subsequently withdrawn, lost, or failed to be perfected, are referred to herein as "Dissenting Shares".
1.08    Conversion of Options. Immediately prior to the Effective Time, each then outstanding and unexercised option to purchase shares of Company Common Stock under the Company's 2009 Stock Award Plan (the "Company Options") shall become fully vested and exercisable. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Merger Sub, the Company, or the holders of any Company Options, each Company Option outstanding and unexercised immediately prior to the Effective Time shall be converted into the right to receive (a) an amount in cash equal to (i) (A) the Per Share Price, minus (B) the exercise price per share of such Company Option, multiplied by (ii) the total number of shares of Company Common Stock issuable upon the exercise of such Company Option, (b) an amount in cash equal to (i) the Per Share Adjustment Distribution, multiplied by (ii) the total number of shares of Company Common Stock issuable upon the exercise of such Company Option, (c) an amount in cash equal to (i) the Per Share Representative Amount Distribution, multiplied by (ii) the total number of shares of Company Common Stock issuable upon the exercise of such Company Option, and (d) an amount in cash equal to (i) the Per Share Escrow Distribution, multiplied by (ii) the total number of shares of Company Common Stock issuable upon the exercise of such Company Option, in each case without interest and subject to Section 1.11(g). From and after the Effective Time, the Company Options shall no longer be exercisable by the former holders thereof, but shall only entitle such holders to the payment of the consideration set forth in this Section 1.08 with respect thereto.
1.09    Calculation of the Per Share Price.
(a)    The "Per Share Price" shall mean an amount determined by dividing (i) the Estimated Closing Consideration, by (ii) the Total Shares.
(b)    The "Estimated Closing Consideration" shall mean the Company's good faith estimate of the Closing Consideration (including good faith estimates and reasonably detailed supporting documentation of (i) the Option Exercise Proceeds, (ii) the Closing Cash, (iii) the Closing Indebtedness, (iv) the Capex Adjustment, and (v) the Transaction Expenses, and, in each case the components thereof), which the Company shall provide to the Buyer no later than three (3) Business Days prior to the Closing Date and which shall be based on the Company's books and records and other information available at the time. The "Closing Consideration" shall mean an amount equal to (i) $1,000,000,000.00, plus (ii) the Option Exercise Proceeds, plus (iii) the Closing Cash, minus (iv) the Closing Indebtedness, plus or minus (as applicable) (v) the Capex Adjustment, minus (vi) the Transaction Expenses, minus (vii) the Escrow Amount, and minus (viii) the Representative Amount. Prior to the Closing, the Buyer shall have a reasonable opportunity to consult with the Company with respect to the Estimated Closing Consideration and the Company's estimates of the Option Exercise Proceeds, the Closing Cash, the Closing Indebtedness, the Capex Adjustment, and the Transaction Expenses and, in each case, the components thereof.
1.10    The Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 300 N. LaSalle, Chicago, Illinois, at 10:00 a.m. local time on the second (2nd) Business Day following the date on which each of the conditions set forth in Article II hereof is satisfied or, to the extent permitted by applicable Law, waived (other than those conditions which, by their terms, will only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, time, and date as shall be agreed between the Company and the Buyer (the "Closing Date"). At the Closing:
(a)    The Company shall deliver to the Buyer:
(i)    a certificate, in the form attached hereto as Exhibit B, dated as of the Closing Date,

duly executed on behalf of the Company by an authorized officer of the Company, and stating that the conditions set forth in Sections 2.02(a) and (b) have been satisfied; and
(ii)    an executed copy of the Certificate of Merger in accordance with the provisions of Section 1.02.
(b)    The Buyer shall deposit with the Paying Agent, by wire transfer of immediately available funds to the account or accounts specified by the Paying Agent, an amount in cash equal to (i) the Per Share Price, multiplied by (ii) the number of shares of Company Common Stock converted into the right to receive a payment of an amount equal to the Per Share Price pursuant to Section 1.06(c).
(c)    The Buyer shall pay to the Company, by wire transfer of immediately available funds to the account or accounts specified by the Company at least two (2) Business Days prior to the Closing Date, an amount in cash equal to the aggregate consideration payable to holders of Company Options pursuant to Section 1.08(a) (and promptly following the Effective Time (and in any event not less than two (2) Business Days following the Effective Time), the Surviving Corporation shall, and the Buyer shall cause the Surviving Corporation to, promptly pay over to each holder of Company Options the amount that such holder is entitled to pursuant to Section 1.08(a), if any, less any applicable withholding Taxes pursuant to Section 1.11(g); provided, that it is acknowledged and agreed that the Surviving Corporation shall have the option to make such payments to holders of Company Options through its regular payroll provider.
(d)    The Buyer shall deposit with the Escrow Agent, pursuant to the terms of the escrow agreement, in a form reasonably acceptable to the parties and the Escrow Agent prior to the Closing Date (the "Escrow Agreement"), by wire transfer of immediately available funds to the account or accounts specified by the Escrow Agent (the "Escrow Account"), an amount in cash equal to the Escrow Amount.
(e)    The Buyer shall pay to the Representative, by wire transfer of immediately available funds to the account or accounts specified by the Representative at least two (2) Business Days prior to the Closing Date, an amount in cash equal to the Representative Amount.
(f)    The Buyer shall pay, on behalf of the Company and by wire transfer of immediately available funds to the account or accounts specified by the Company at least two (2) Business Days prior to the Closing Date, the Transaction Expenses.
(g)    The Buyer shall deliver to the Representative:
(i)    a certificate, in the form attached hereto as Exhibit B, dated as of the Closing Date, duly executed on behalf of the Buyer by an authorized officer of the Buyer, and stating that the conditions set forth in Sections 2.03(a) and (b) have been satisfied; and
(ii)    the Escrow Agreement, duly executed by the Buyer.
(h)    The Representative shall deliver the Escrow Agreement, duly executed by the Representative, to the Buyer.
1.11    Distributions to Stockholders.
(a)    As soon as reasonably practicable after the date hereof, the Company shall mail to the holders of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Buyer and the Company may reasonably agree upon) (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Price. Upon the proper surrender of a Certificate and delivery of a duly executed and completed Letter of Transmittal, as well as such other documents as may reasonably be required by the Paying Agent and specified in the Letter of

Transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Price into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 1.06(c), less any applicable withholding Taxes pursuant to Section 1.11(g) and the Certificate so surrendered shall forthwith be cancelled. The provisions of this Section 1.11 shall not be applicable to Dissenting Shares.
(b)    The consideration payable to a holder of Company Common Stock shall be made by wire transfer of immediately available funds to an account designated in writing by such holder in the Letter of Transmittal, unless alternative arrangements are specified by such holder in the Letter of Transmittal, to the extent permitted by the Letter of Transmittal. The Buyer shall instruct the Paying Agent to pay the amount that such holder is entitled pursuant to Section 1.06(c) to (i) each such holder that makes the deliveries to the Paying Agent required by this Agreement and the agreement pursuant to which the Paying Agent is retained prior to the Closing Date its consideration on the Closing Date, or as soon as possible thereafter (but in any event no later than one (1) Business Day after the Closing Date), and (ii) each such holder that makes the deliveries to the Paying Agent required by this Agreement and the agreement pursuant to which the Paying Agent is retained on or after the Closing Date its consideration on the same Business Day as delivery thereof is made, or as soon as possible thereafter (but in any event no later than two (2) Business Days after such delivery). The Buyer shall cause the Paying Agent to comply with the terms of the agreement between the Paying Agent and the Buyer pursuant to which the Paying Agent has agreed to act as paying agent for the Merger.
(c)    If payment of any consideration in respect of Company Common Stock is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.
(d)    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Common Stock is presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, it shall be cancelled and exchanged as provided in this Section 1.11.
(e)    If any Certificate has been or is claimed to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen, or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may reasonably direct or the delivery of an indemnity by such Person as is reasonably satisfactory to the Surviving Corporation, the Paying Agent shall deliver to such Person in respect of such lost, stolen or destroyed Certificate the Per Share Price into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 1.06(c), subject to the other deliveries required by this Section 1.11.
(f)    At any time that is more than six (6) months after the Effective Time, the Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the funds (including any earnings thereon) that had been delivered to the Paying Agent and that has not been disbursed to holders of Company Common Stock as of such date. Thereafter, all former holders of Company Common Stock shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat, and other similar applicable Laws) as general creditors thereof with respect to the Per Share Price payable upon surrender of their Certificates pursuant to this Agreement and the Paying Agent shall have no further obligation under this Agreement in its capacity as such.
(g)    Notwithstanding anything in this Agreement to the contrary, each of the Buyer, the Merger Sub, the Surviving Corporation, the Representative, the Escrow Agent, and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law. To the extent the Buyer, the Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, withholds any such amounts, such amounts shall be (i) timely paid to the appropriate Governmental Entity and (ii) to the extent timely paid to the appropriate Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. Except if withholding is due to a failure to provide a certificate under Section 6.07, each of the Buyer, the Merger Sub, the Surviving Corporation, the Escrow Agent, and the Paying Agent shall (or shall be instructed to, as applicable) inform the Representative, at least ten (10) Business Days in advance, of its intention to withhold any Taxes hereunder and shall reasonably cooperate with the Representative in minimizing or eliminating such Taxes.
1.12    Closing Consideration Adjustment.
(a)    Within sixty (60) days following the Closing Date, the Surviving Corporation shall, and the Buyer shall cause the Surviving Corporation to, prepare and deliver to the Representative a statement setting forth the Surviving Corporation's calculation of the Closing Consideration (including calculations, and reasonably detailed supporting documentation, of (i) the Option Exercise Proceeds, (ii) the Closing Cash, (iii) the Closing Indebtedness, (iv) the Capex Adjustment, and (v) the Transaction Expenses, and, in each case the components thereof) (the "Closing Statement"). The Closing Statement shall be prepared in accordance with the Agreed Accounting Principles and the applicable terms and provisions of this Agreement.
(b)    During the thirty (30) days immediately following the Representative's receipt of the Closing Statement, the Buyer shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide the Representative and its representatives with reasonable access during normal business hours to the books, records (including work papers), facilities, employees, and independent accountants of the Surviving Corporation and its Subsidiaries to the extent relevant to, and for purposes of, their review of the Closing Statement and the preparation of any Notice of Disagreement.
(c)    The Closing Statement, and the calculation of the Option Exercise Proceeds, the Closing Cash, the Closing Indebtedness, the Capex Adjustment, the Transaction Expenses, and the Closing Consideration included therein, shall become final and binding upon the parties thirty (30) days following the Representative's receipt thereof, unless the Representative gives written notice of its disagreement with the Closing Statement or the calculation of the Closing Consideration (a "Notice of Disagreement") to the Buyer on or prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted and shall set forth the Representative's calculation of such amount, together in each case with reasonably detailed supporting documentation; provided, that the Representative need not provide such reasonable detail, such calculation, or such supporting documentation to the extent that the Surviving Corporation and its Subsidiaries have not provided the Representative with the access required by Section 1.12(b). Any Notice of Disagreement shall only include disagreements that are based on mathematical errors or the Closing Consideration not being calculated in accordance with the definition thereof and the other applicable terms and provisions of this Agreement, and the Representative shall be deemed to have agreed with all amounts contained in the Closing Statement which are not disputed in a Notice of Disagreement. The Representative may deliver only one (1) Notice of Disagreement during the thirty (30)-day period referred to in this Section 1.12(c).
(d)    If a timely Notice of Disagreement is delivered to the Buyer pursuant to Section 1.12(c), then the Closing Statement and the calculation of the Option Exercise Proceeds, the Closing Cash, the Closing Indebtedness, the Capex Adjustment, the Transaction Expenses, and the Closing Consideration (in each case as revised in accordance with this Section 1.12) shall become final and binding upon the parties on the earlier of (i) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by the Representative and the Buyer, and (ii) the date any and all matters specified in the Notice of Disagreement not resolved by the Representative and the Buyer are finally resolved in writing by the Arbiter. The Closing Statement and the calculation of the Option Exercise Proceeds, the Closing Cash, the Closing Indebtedness, the Capex Adjustment, the Transaction Expenses, and the Closing Consideration shall be revised by the Buyer to the extent necessary to reflect any resolution by the Representative and the Buyer and any final resolution made by the Arbiter in accordance with this Section 1.12. During the fifteen (15) days immediately following the delivery of a Notice of Disagreement, or such longer period as the Representative and the Buyer may agree in writing, the Representative and the Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by the Buyer and the Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of such fifteen (15) day period, the Representative and the Buyer shall submit to the Arbiter for review and resolution any and all matters (but only such matters) which remain in dispute and which were included in the Notice of Disagreement.
(e)    The Buyer and the Representative shall instruct the Arbiter to, and the Arbiter shall, make a final determination of all matters (but only such matters) which remain in dispute and which were included in the Notice of Disagreement. Such determination shall be made in accordance with the Agreed Accounting Principles and the applicable terms and provisions of this Agreement. The Buyer and the Representative shall cooperate (and the Buyer shall cause the Surviving Corporation and its Subsidiaries to cooperate) with the Arbiter during the term of its engagement. The Buyer and the Representative shall instruct the Arbiter not to, and the Arbiter shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Representative, on the other hand. The Buyer and the Representative shall also instruct the Arbiter to, and the Arbiter shall, make its determination based solely on presentations by the Buyer and the Representative that are in accordance with the Agreed Accounting Principles and the applicable terms and provisions of this Agreement, and not on the basis of an independent review. The Buyer and the Representative shall request the Arbiter to deliver its final determination in writing and within fifteen (15) days following submission of the disputed matters to it. The fees and expenses of the Arbiter shall be borne by the Buyer, on the one hand, and the Representative (on behalf of the Company Equityholders), on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each party bears to the aggregate amount actually contested by such party.
(f)    The Closing Consideration, as finally determined pursuant to this Section 1.12, shall be the "Adjusted Closing Consideration". If the Adjusted Closing Consideration is greater than the Estimated Closing Consideration, then the Buyer shall pay over to the Representative (for distribution to each Company Equityholder according to such Company Equityholder's Percentage Interest) an amount equal to (i) the amount by which the Adjusted Closing Consideration is greater than the Estimated Closing Consideration, multiplied by (ii) such Company Equityholder's Percentage Interest; provided, that the aggregate obligation of the Buyer pursuant to the foregoing clause shall not exceed an amount equal to the Escrow Amount. If the Adjusted Closing Consideration is less than the Estimated Closing Consideration, then the Buyer and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay over to the Buyer an amount equal to such shortfall from the amount held by the Escrow Agent pursuant to the Escrow Agreement.
(g)    Any payments required to be made pursuant to Section 1.12(f) shall be made (and, as applicable, the Buyer and the Representative shall instruct the Escrow Agent in writing to make any payments to be made by it) within two (2) Business Days after the date on which the Adjusted Closing Consideration is finally determined pursuant to this Section 1.12. The amount distributable pursuant to Section 1.12(f) with respect to a share of Company Common Stock is the "Per Share Adjustment Distribution."
(h)    The Buyer agrees and acknowledges that its sole and exclusive remedy for the payment of any amount by which the Adjusted Closing Consideration is less than the Estimated Closing Consideration shall be its right to receive amounts from the Escrow Account and that if the Escrow Account contains insufficient funds the Buyer shall have no rights whatsoever to seek or receive payment for any such insufficiency from the Representative or any Company Equityholder. The parties hereto agree and acknowledge that the adjustment and dispute resolution provisions set forth in this Section 1.12 shall be the exclusive remedies for the matters addressed or that could be addressed therein.
ARTICLE II
CONDITIONS TO CLOSING
2.01    Mutual Conditions. The obligations of each of the parties hereto to consummate the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver in writing by the Company and by the Buyer) of the following conditions:
(a)    No Law or Order of any Governmental Entity of competent jurisdiction which would prevent or prohibit the consummation of the Merger or the other transactions contemplated hereby shall be in effect;
(b)    Any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated;
(c)    The consent required from the Federal Communications Commission for the consummation of the Merger and the other transactions contemplated hereby shall have been received;
(d)    This Agreement shall have been adopted by the Requisite Stockholder Approval; and
(e)    The Escrow Agreement shall have been duly executed and delivered by the Escrow Agent.
2.02    Conditions to the Buyer's Obligations. The obligation of the Buyer and the Merger Sub to consummate the Merger is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver in writing by the Buyer) of the following conditions as of immediately prior to the Closing:
(a)    (i) The representations and warranties of the Company contained in Sections 4.01, 4.02, and 4.05 shall be true and correct, in the case of Sections 4.01 and 4.02 as of the date hereof, and in each case as of the Closing Date (except to the extent any such representations or warranties are made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 4.20 shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent any such representations or warranties are made as of an earlier date, in which case as of such earlier date), and (iii) all other representations and warranties of the Company contained in Article IV of this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date (except to the extent any such representations or warranties are made as of an earlier date, in which case as of such earlier date), except for any failure of any such representations or warranties to be true and correct, individually or in the aggregate, as would not have a Company Material Adverse Effect;
(b)    The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;
(c)    The material consents from Governmental Entities shall have been received;
(d)    There shall not be threatened in writing or pending any Action that has resulted in, or would reasonably be expected to result in, the issuance of an MAE Order;
(e)    The number of shares held by holders of shares of Company Common Stock who have properly demanded appraisal for such shares in accordance with the Delaware Corporate Law shall not exceed an amount equal to five percent (5%) of the total number of shares of Company Common Stock outstanding; and
(f)    The Rollover Stockholders Agreement, the Principal Stockholders Agreement, and the Registration Rights Agreement, in each case dated as of August 27, 2009 and by and among the Company and certain of the Company Equityholders and their respective Affiliates, shall each have been terminated in a manner such that none of the terms or conditions of such Contracts shall survive the Effective Time.
2.03    Conditions to the Company's Obligations. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver in writing by the Company) of the following conditions as of immediately prior to the Closing:
(a)    (i) The representations and warranties of the Buyer and the Merger Sub contained in Sections 5.01 and 5.02 shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date (except to the extent any such representations or warranties are made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Buyer and the Merger Sub contained in Section 5.08 shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent any such representations or warranties are made as of an earlier date, in which case as of such earlier date), and (iii) all other representations and warranties of the Buyer and the Merger Sub contained in Article V of this Agreement (disregarding all materiality and Buyer Material Adverse Effect qualifications contained therein) shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date (except to the extent any such representations or warranties are made as of an earlier date, in which case as of such earlier date), except for any failure of any such representations or warranties to be true and correct, individually or in the aggregate, as would not have a Buyer Material Adverse Effect; and
(b)    The Buyer and the Merger Sub shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing.
2.04    Frustration of Closing Conditions. None of the Company, the Buyer, or the Merger Sub may rely on the failure of any condition set forth in Section 2.01, 2.02 or 2.03, as the case may be, to be satisfied if such failure was caused by such party's failure to comply with the terms of this Agreement, including Section 3.03.
ARTICLE III
PRE‑CLOSING COVENANTS
3.01    Conduct of Business.
(a)    During the period from the date of this Agreement to the earlier of the Effective Time and the date that this Agreement is terminated in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to:
(i)    operate its business only in the ordinary course in substantially the same manner as previously conducted (including with respect to capital expenditures, accounts payable and accounts receivable);
(ii)    preserve its present relationships with Persons with whom it has material business dealings and keep available the current services of its present officers and senior employees;
(iii)    take those actions reasonably necessary to construct DAS Networks ordered from it, in each case in accordance with the terms of the applicable Contract therefor and in the ordinary course of business;
(iv)    maintain all of its assets and properties in good operating condition, ordinary wear and tear excepted;
(v)    maintain insurance on its properties and assets in such amounts and of such kind comparable to the insurance maintained by it as of the date hereof;
(vi)    maintain in effect, and comply in all material respects with, all of the Permits held by it as of the date hereof; and
(vii)    comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts.
(b)    During the period from the date of this Agreement to the earlier of the Effective Time and the date that this Agreement is terminated in accordance with its terms, except as (i) set forth in Section 3.01 of the Company Disclosure Letter, (ii) otherwise consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) otherwise expressly contemplated by this Agreement, or (iv) would constitute a violation of applicable Law, the Company shall not, and shall cause each of its Subsidiaries not to:
(i)    declare or pay any dividend or distribution on the Company Common Stock

(whether in cash, securities, or other property), or redeem or otherwise acquire any shares of Company Common Stock (other than redemptions from employees in connection with a termination of service as required by a Plan in effect as of the date hereof);
(ii)    amend its Organizational Documents;
(iii)    effect any liquidation or dissolution;
(iv)    other than issuances or sales by any Subsidiary of the Company to the Company or a Subsidiary of the Company or issuances of Company Common Stock upon exercise of Company Options pursuant to the Company's 2009 Stock Award Plan in effect as of the date hereof, subdivide, reclassify, recapitalize, split, combine, exchange, issue or sell any of its equity securities, securities convertible into its equity securities, or any options, warrants or other rights to purchase its equity securities;
(v)    other than in the ordinary course of business, amend, modify, or terminate (other than a termination in accordance with its terms), in each case in any material respect, any Company Material Contract;
(vi)    directly or indirectly acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire, any corporation, partnership, limited liability company, joint venture, or other business organization or any interest therein;
(vii)    other than in the ordinary course of business, make any loan, advance, or capital contribution to, or any investment in, any Person other than the Company or any of its Subsidiaries;
(viii)    other than in the ordinary course of business with respect to DAS Networks or obsolete, damaged, or surplus equipment, sell, assign, license, lease, sublease, transfer, mortgage, pledge, or otherwise encumber or dispose of any of its assets or properties (including Intellectual Property), except for assets or properties which, individually or in the aggregate, have a fair market value less than $250,000;
(ix)    other than as required by changes in GAAP, make any change in its accounting principles or practices;
(x)    other than in the ordinary course of business or as may be required by applicable Law, file any amended material Tax Return, make or revoke any material Tax election, or settle or compromise any material Tax Liability;
(xi)    other than in the ordinary course of business with respect to Actions instituted by the Company or any of its Subsidiaries or to enforce the provisions of this Agreement, institute or settle any Action or knowingly waive or release any rights or claims (A) for amounts which, individually or in the aggregate, exceed $250,000 (net of any amounts covered under the Company's insurance policies, other than self insurance), or (B) where the settlement, waiver, or release involves injunctive or equitable relief against the Company or any of its Subsidiaries (other than any immaterial injunctive or equitable relief that is merely incidental to a primary obligation for monetary damages);
(xii)    other than in the ordinary course of business, amend, modify, or terminate, in any material respect, any of the Permits held by it as of the date hereof;
(xiii)    other than as required by applicable Law, this Agreement, or the terms of any Contract or Plan in effect as of the date hereof, (A) increase in any material manner the compensation or benefits of, or enter into any new bonus, incentive, employee benefit, severance, or termination Contract with, any of its Employees, (B) take any action to accelerate the time of payment or vesting of any compensation or benefits of any Employee under any Plan, (C) establish, adopt, enter into, modify, amend or terminate any Plan or collective bargaining or other labor Contract, or (D) grant to any Employee any increase in severance, change in control, or termination pay;
(xiv)    directly or indirectly incur any Indebtedness;
(xv)    make any capital expenditure or incur any obligations or liabilities in connection therewith, which, individually or in the aggregate, exceed an amount equal to ten percent (10%) of the total capital expenditure plan set forth in Section 3.01(b)(xv) of the Company Disclosure Letter, other than in accordance with the Company's capital expenditure plan set forth in Section 3.01(b)(xv) of the Company Disclosure Letter and other than capital expenditures made in the ordinary course of business with respect to the construction of DAS Networks first ordered after the date hereof;
(xvi)    enter into any Contract between the Company or its Subsidiaries, on the one hand, and any Affiliate of the Company (other than the Company or its Subsidiaries) or any officer or director of the Company, on the other hand;
(xvii)    engage in (A) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (B) any practice which would have the effect of postponing to post-Closing periods payments by the Company or any of its Subsidiaries with respect to accounts payable that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (C) any other discount activity or deferred revenue activity, in each case in this clause (C) in a manner outside the ordinary course of business or inconsistent with past practice; or
(xviii)    agree or commit to do any of the foregoing.
3.02    Access to Books and Records; Financing Cooperation.
(a)    During the period from the date of this Agreement to the earlier of the Effective Time and the date that this Agreement is terminated in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, grant to the Buyer, the Merger Sub, and their authorized representatives reasonable access, during normal business hours and upon reasonable advance notice, to the premises, personnel, auditors, properties (including information technology systems), books, records (including Tax records), Contracts, and documents of or pertaining to the Company and its Subsidiaries; provided, that:
(i)    such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries;
(ii)    all such access shall be coordinated by the Chief Executive Officer or General Counsel of the Company, or such other Person as either of them may designate in writing from time to time (the "Designated Contacts");
(iii)    nothing herein shall require the Company to provide access to, or to disclose, any information to the Buyer or the Merger Sub if such access or disclosure:
(A)    would result in the disclosure to the Buyer, the Merger Sub, or any of their authorized representatives of information regarding the Company's and its Subsidiaries' plans or intentions to enter into Contracts to construct DAS Networks after the date hereof or any other information reasonably related thereto;
(B)    would be in violation of any Law (including the HSR Act or any other antitrust Laws or other Laws regarding restraint of competition); or
(C)    would cause the Company or any of its Subsidiaries to waive attorney-client privilege, or any other similar privilege against disclosure; and

(iv)    in no event shall the Buyer, the Merger Sub, or any of their authorized representatives be entitled to conduct any invasive environmental testing or sampling without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that it shall be reasonable for the Company to withhold consent in circumstances where the Company does not own, and is not authorized to grant access to, the property proposed to be tested or sampled, to the extent the Company first uses commercially reasonable efforts to request such access from the owner of such property).
Notwithstanding the generality of the foregoing, the Company shall make reasonable and appropriate substitute disclosure arrangements which would allow it to disclose to the Buyer information of the types described in paragraphs (iii)(B) or (iii)(C) above without violating any Law or waiving any privilege. Any such access provided to the Buyer, the Merger Sub, or any of their authorized representatives shall be subject to the terms and provisions of that certain Confidentiality Agreement, dated as of September 21, 2011, by and between the Company and the Buyer (the "Confidentiality Agreement"), and the Buyer and the Merger Sub shall, and shall cause each of their authorized representatives to, abide by the terms and provisions of the Confidentiality Agreement in connection with such access and any information provided in connection therewith.
(b)    During the period from the date of this Agreement to the earlier of the Effective Time and the date that this Agreement is terminated in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, provide to the Buyer and the Financing Sources all reasonable cooperation reasonably requested by the Buyer in connection with any financing to be incurred by the Buyer or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement (the "Financing"), including to (i) furnish to the Buyer and the Financing Sources any financial statements, schedules, or other financial data relating to the Company and its Subsidiaries reasonably requested by the Buyer as may be reasonably necessary to consummate the Financing; provided, that the Company and its Subsidiaries shall not be obligated to furnish any such statements, schedules, or data which (A) they do not produce in the ordinary course of their business, and (B) which would be materially burdensome to produce, (ii) furnish the report of the Company's auditor on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and use reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters to the Financing Sources in connection with the Financing, (iii) make available the Employees and advisors of the Company and its Subsidiaries to provide reasonable assistance in connection with the Financing; provided, that such assistance shall not materially interfere with the normal duties and responsibilities of such Employees, and (iv) take such other reasonable actions that are customary in connection with the Financing or reasonably necessary or desirable to permit the Buyer to fulfill conditions or obligations under any financing documents.
(c)    Nothing in Section 3.02(b) shall require the Company, any of its Subsidiaries, any of their respective Affiliates, or any Company Equityholder to (i) pay any commitment or other fee in connection with the Financing, or (ii) have any Liability or obligation under or in connection with the Financing, including in connection with any Contract related to the Financing, unless and until the Closing occurs. Nothing in Section 3.02(b) shall require any officer or director of the Company or any of its Subsidiaries to take any action in such capacity with respect to the Financing unless and until the Closing occurs. If the Closing does not occur, the Buyer shall indemnify and hold harmless the Company, its Subsidiaries and Affiliates, and its and their respective officers, directors, employees, advisors, and stockholders from and against any Losses incurred by any of them in connection with the arrangement of the Financing or the utilization of any information provided by any of them in connection therewith. The Buyer shall bear any and all out-of-pocket fees and expenses incurred by the Company or any of its Subsidiaries in connection with the cooperation provided to it and the Financing Sources pursuant to Section 3.02(b).
3.03    Regulatory Filings; Closing Conditions.
(a)    The Buyer, the Merger Sub, and the Company shall each file or cause to be filed, reasonably promptly after the date of this Agreement, any requests for consent, approval, or waiver, notifications, or the like required to be filed under the HSR Act, with the Federal Communications Commission, or with any other Governmental Entity in connection with the transactions contemplated hereby (the "Governmental Filings"). The Buyer, the Merger Sub, and the Company shall each bear the out-of-pocket costs and expenses incurred by them in connection with the preparation of any Governmental Filings, and each party shall pay all filing fees or other similar amounts required to be paid by it in connection with the submission of any Governmental Filing by such party.
(b)    The Buyer and the Merger Sub shall use their reasonable best efforts to comply with, as soon as is reasonably practicable, any formal or informal requests for additional information or documents with respect to the Governmental Filings or the subject matter thereof, and in connection therewith the Company shall use its reasonable best efforts to provide the Buyer and the Merger Sub with any such additional information and/or documents under its control and possession. The Buyer, the Merger Sub, and the Company shall each provide prompt notice of any communication (whether written or oral) received by them from any Governmental Entity with respect to the Governmental Filings or the subject matter thereof, consult with each other prior to providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the Governmental Filings or the subject matter thereof, and incorporate their respective reasonable comments in connection with providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the Governmental Filings or the subject matter thereof. The Buyer, the Merger Sub, and the Company shall each have the right to have a representative attend and participate in any meeting between the Buyer, the Merger Sub, or the Company, on the one hand, and any Governmental Entity, on the other hand, concerning the Governmental Filings or the subject matter thereof, in each case to the extent legally permissible.
(c)    The Buyer, the Merger Sub and the Company shall use their reasonable best efforts to cause the waiting periods or other requirements under the HSR Act to terminate or expire and to cause all other consents and approvals from Governmental Entities required in connection with the transactions contemplated hereby to be obtained, in each case at the earliest possible date (and in any event prior to the Outside Date). Without limiting the generality of the foregoing (but subject to the other provisions of this Section 3.03(c)), the Buyer and the Merger Sub shall promptly and diligently pursue, at their sole cost and expense, any or all of the following actions to the extent necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Entity regarding the consummation of the transactions contemplated hereby (and whether or not with respect to the Governmental Filings or the subject matter thereof): (i) resist fully, vigorously, and in good faith (including by the institution or defense of legal proceedings (which shall include a requirement to promptly exhaust all avenues of appeal and to post any bonds required in connection therewith)) any request for, or the entry of, and seek to have vacated or terminated, any Order of any Governmental Entity that could restrain, prevent, or delay the consummation of the transactions contemplated hereby, (ii) proposing and entering into good faith negotiations, providing information, making proposals, and entering into and performing Contracts or submitting to Orders regarding (A) the sale, divestiture, licensing, holding separate, or other disposition (and whether through the establishment of a trust or otherwise) of any assets, operations, businesses, divisions, or customers (including, after the Closing, any of such items of the Surviving Corporation or any of its Subsidiaries) of the Buyer or any of its Affiliates, and/or (B) the termination or modification of any Contract or other business relationship, including the taking of any action that limits the freedom of action, of Buyer or any of its Affiliates (including, after the Closing, the Surviving Corporation or any of its Subsidiaries), and (iii) promptly take and diligently pursue all other actions and do all other things necessary and proper to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Entity or any other Person to the consummation of the transactions contemplated by this Agreement. Notwithstanding the generality of the foregoing, in no event shall the Buyer or the Merger Sub be required to, and the reasonable best efforts of the Buyer and the Merger Sub pursuant to this Section 3.03(c) shall not include any requirement to, propose or enter into good faith negotiations, provide information, make proposals, enter into or perform Contracts, or submit to Orders with respect to any of the actions described in clauses (A) or (B) above if the result thereof would reasonably be expected to result in an MAE Condition.
(d)    Subject to the other provisions of this Section 3.03, the Buyer, the Merger Sub, and the Company shall each use their respective reasonable best efforts to take or cause to be taken all actions, to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper, or advisable to consummate and make effective, at the earliest possible date (and in any event prior to the Outside Date), the transactions contemplated hereby, including the satisfaction of each of the conditions set forth in Article II hereof and obtaining consents and authorizations from, and providing notice to, parties to Contracts with the Company and its Subsidiaries, to the extent such consent, authorization or notice is required by the terms thereof.
3.04    Notices to Stockholders. The Company shall, in accordance with applicable Law and reasonably promptly after the date of this Agreement, mail to any stockholder of the Company that did not, within one (1) Business Day after the date hereof, execute a written consent approving the transactions contemplated hereby, notice of such stockholder's appraisal rights pursuant to Section 262 of the Delaware Corporation Law or any other provision of applicable Law and of any other matter required by Section 228 of the Delaware Corporation Law or any other provision of applicable Law. The delivery of such notice shall satisfy all stockholder notice requirements (if any) under the Organizational Documents of the Company, the Delaware Corporation Law, and any Contract or other Law pursuant to which the Company may be bound for the vote or consent to adopt this Agreement. Prior to such mailing, the Company shall deliver to the Buyer, for its review and comment, the notice to be delivered by the Company pursuant to this Section 3.04 and shall incorporate therein any reasonable comments of the Buyer and its legal counsel delivered to the Company prior to the Business Day immediately prior to the date on which such notice is to be mailed.
3.05    Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Effective Time and the date that this Agreement is terminated in accordance with its terms, the Company shall not, and the Company shall not authorize or permit any of its Affiliates or any of its or their officers, directors, employees, stockholders, or any other authorized representatives to, (a) initiate, solicit, knowingly facilitate, or knowingly encourage inquiries regarding, or the making of any proposal for, an Alternative Transaction or any proposal that would be reasonably expected to lead to an Alternative Transaction, (b) enter into, maintain, continue or otherwise participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to or otherwise cooperate in any way with, any proposal for an Alternative Transaction, or (c) enter into any Alternative Transaction or any Contract with respect to any Alternative Transaction. The Company shall, and shall cause each of its Affiliates and each of its and their officers, directors, employees, stockholders, and any other authorized representatives to, immediately cease any existing activities, discussions, or negotiations with any Persons (other than the Buyer and the Merger Sub) conducted heretofore with respect to any Alternative Transaction and request from each Person that has executed a confidentiality agreement with the Company in contemplation of an Alternative Transaction within the previous two (2) years the prompt return or destruction of all confidential information previously furnished to such Person or its representatives and terminate access by each such Person and its representatives to any online or other data rooms containing any information in respect of the Company or any of its Subsidiaries.
3.06    Certain Supplemental Disclosures. Prior to the Closing, the Company and the Buyer shall reasonably promptly notify each other if either of them obtains knowledge that any of the representations or warranties made by such party in this Agreement are not true and correct in all material respects, or if the Company obtains knowledge of any material errors in, or omissions from, the Company Disclosure Letter. For the avoidance of doubt, no disclosure by any party pursuant to this Section 3.06 shall be deemed to amend or supplement the Company Disclosure Letter or to prevent or cure any breach of any representation or warranty.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding sections or subsections of the letter delivered to the Buyer by the Company concurrently with the execution of this Agreement (the "Company Disclosure Letter"), which such letter shall be interpreted in accordance with Section 9.08, the Company represents and warrants to the Buyer and the Merger Sub as follows:
4.01    Organization and Corporate Power. The Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.01 of the Company Disclosure Letter sets forth a correct and complete list of the jurisdictions in which the Company is so qualified. The Company has made available to the Buyer correct and complete copies of the Organizational Documents of the Company, in each case as amended through the date of this Agreement. The Company has made available to the Buyer materially correct and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of its board of directors held since August 27, 2009. The Company has all requisite corporate power and authority necessary to own and operate its assets and to carry on its businesses as presently conducted, except where the failure to have such power is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its

Subsidiaries, taken as a whole. The Company has all requisite corporate power and authority necessary to execute, deliver, and perform its obligations under, this Agreement and the other agreements contemplated hereby.
4.02    Due Execution and Delivery; Valid and Binding Agreement. The board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting of such board of directors, has (a) approved and authorized the execution and delivery of this Agreement and the other agreements contemplated hereby, (b) approved the consummation of the transactions contemplated hereby and thereby, including the Merger, (c) determined that the execution and delivery of this Agreement, the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, is advisable, (d) recommended that the stockholders of the Company adopt this Agreement, and (e) directed that this Agreement be submitted to the stockholders of the Company for their adoption. The Requisite Stockholder Approval with respect to the adoption of this Agreement is the only vote of the Company's stockholders required to approve this Agreement and the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby have been duly authorized, executed, and delivered by the Company and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties thereto, this Agreement and the other agreements contemplated hereby each constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by the application of bankruptcy, moratorium, and other Laws affecting creditors' rights generally and as limited by the availability of specific performance and other equitable remedies and the application of equitable principles.
4.03    Required Filings and Consents. No permit, consent, approval, or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery, or performance of this Agreement or the other agreements contemplated hereby by the Company, except for the applicable requirements of the HSR Act, the consent of the Federal Communications Commission, and for those permits, consents, approvals, authorizations, declarations, and filings the failure of which to be obtained or made is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
4.04    Non Contravention. Neither the execution and delivery of this Agreement or the other agreements contemplated hereby by the Company, nor the performance of its obligations hereunder or thereunder by the Company, will:
(a)    violate any Law or Order to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound, or any provision of the Organizational Documents of the Company or any of its Subsidiaries; or
(b)    conflict with, result in a breach of, constitute a default under or a violation of (with or without notice of lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, give rise to the loss of a material benefit under, result in the creation of any Lien, or require any notice under, any Company Material Contract, except, in the case of this clause (b), for any conflict, breach, default, violation, acceleration, termination, modification, cancellation, loss, Lien, or failure to give notice that is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or does not and would not reasonably be expected to prevent or materially impede, interfere with, hinder, or delay the consummation of the Merger or the other transactions contemplated hereby.
4.05    Capitalization of the Company.
(a)    The authorized capital stock of the Company consists solely of (i) 250,000,000 shares of Company Common Stock, of which 41,243,889 are issued and outstanding as of the date hereof, and (ii) 2,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are issued and outstanding. All of such issued and outstanding shares of capital stock have been duly authorized and are validly issued and are not subject to any preemptive rights.
(b)    The Company has reserved 4,727,654 shares of Company Common Stock as of the date hereof for issuance pursuant to awards made under the terms of the Company's 2009 Stock Award Plan, and 4,722,000 shares have been reserved for issuance pursuant to the terms of Company Options issued and outstanding as of the date hereof. Section 4.05(b) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of such Company Options, including the holder, date of grant, number of shares, exercise or reference price, and vesting terms.
(c)    Except for (i) the issued and outstanding shares of capital stock described in Section 4.05(a), and (ii) issued and outstanding Company Options, as of the date hereof there are no authorized, issued, or outstanding shares of capital stock or other equity or voting securities, and no options, warrants, convertible or exchangeable securities, or other rights that would give the holder thereof the right to purchase or acquire any shares of capital stock or other equity or voting securities of, or the right to receive any economic interest in, the Company. The Company is not a party to any voting trusts, stockholder agreements, proxies, or other Contracts with respect to the voting or transfer of any of the shares of its capital stock or other equity or voting securities. There are no bonds, debentures, notes, or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, shares in the capital stock or other equity or voting securities of the Company having the right vote) on any matters on which holders of Company Common Stock or Preferred Stock may vote.
4.06    Subsidiaries.
(a)    Section 4.06(a) of the Company Disclosure Letter sets forth a correct and complete list of the Company's Subsidiaries, including each Subsidiary's name and jurisdiction of incorporation or formation, as applicable. Each of the Subsidiaries listed in such section are duly incorporated or formed, as applicable, validly existing, and in good standing under the Laws of their respective jurisdictions of incorporation or formation, as applicable, and are qualified to do business as foreign entities in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect. The Company has made available to the Buyer correct and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the board of directors, or similar body, of each of the Company's Subsidiaries held since August 27, 2009. Each of the Subsidiaries listed in such section has all requisite power and authority necessary to own and operate its assets and to carry on its businesses as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect.
(b)    All of the issued and outstanding shares of capital stock or other equity or voting securities of the Subsidiaries listed in Section 4.06(a) of the Company Disclosure Letter are directly or indirectly owned by the Company, free and clear of all Liens. None of the Subsidiaries listed in such section have authorized, issued, or entered into any Contract with respect to any options, warrants, convertible or exchangeable securities, or other rights that would give any Person (other than the Company or another Subsidiary of the Company) the right to purchase or acquire any shares of capital stock or other equity or voting securities of any such Subsidiary. All of the issued and outstanding shares of common stock or equity interests of each of the Company's Subsidiaries have been duly authorized, validly issued, fully paid and, if applicable, are nonassessable and are not subject to any preemptive rights.
(c)    Except for the Subsidiaries listed in Section 4.06(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) owns, of record or beneficially, or holds the right to acquire any shares of capital stock or any other equity or voting securities of any other Person or (ii) controls any other Person.
4.07    Financial Statements; Internal Controls.
(a)    Set forth in Section 4.07 of the Company Disclosure Letter are the following financial statements (collectively, the "Company Financial Statements"): (i) the audited, consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2009 and December 31, 2010, and the related audited, consolidated statement of income and cash flows of the Company and its Subsidiaries for the fiscal years then ended (the "Audited Financial Statements"), and (ii) the unaudited, consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2011 (the "Latest Balance Sheet"), and the related unaudited, consolidated statements of income and cash flows of the Company and its Subsidiaries for the nine (9) month period then ended (together with the Latest Balance Sheet, the "Interim Financial Statements"). The Company Financial Statements (a) are derived from the underlying books and records of the Company and its Subsidiaries, and (b) present fairly in all material respects in accordance with GAAP applied on a consistent basis the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis as of the times and for the periods referred to therein (subject, in the case of the Interim Financial Statements, to year-end audit adjustments and the absence of footnotes and other presentation items). There were no changes in the method or application of the Company's or its Subsidiaries' accounting policies or changes in the method of applying the Company's or its Subsidiaries' use of estimates in the preparation of the Interim Financial Statements as compared with the Audited Financial Statements.
(b)    The books, records, and accounts of the Company and each of its Subsidiaries, all of which have been made available to the Buyer to the extent requested by it, are correct and complete in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices in all material respects. The Company's and each of its Subsidiaries' system of internal controls over financial reporting is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use, or disposition of the assets of the Company or its Subsidiaries. Since December 31, 2010, no officer, director, or employee of the Company or any of its Subsidiaries has refused to execute any certification of any nature whatsoever required by Law or requested by any accounting, banking, financial, or legal firm or entity.
4.08    Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities (whether or not required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP), other than, (a) Liabilities reflected or reserved against in the Company Financial Statements, (b) Liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, and (d) Liabilities that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
4.09    Absence of Company MAE. Since December 31, 2010 (a) no Company Material Adverse Effect has occurred, (b) the Company and its Subsidiaries have operated their respective businesses only in the ordinary course, and (c) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action prior to the date hereof which, if taken or failed to have been taken after the date hereof, would constitute a breach of Section 3.01(b) without the consent of the Buyer.
4.10    Properties.
(a)    Neither the Company nor any of its Subsidiaries owns any interest in any real property. Section 4.10(a) of the Company Disclosure Letter sets forth a correct and complete list of all real property leased by the Company or any of its Subsidiaries as of the date hereof and the location of such real property.
(b)    The Company or one of its Subsidiaries owns good and marketable title to all of the personal property shown as owned on the Latest Balance Sheet or acquired thereafter (other than any personal property which has been disposed of in the ordinary course of business), free and clear of all Liens, other than Permitted Liens. The tangible personal property of the Company and its Subsidiaries (i) has been maintained in the ordinary course of business, and (ii) is in good operating condition and repair, ordinary wear and tear excepted, in each case except as would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(c)    Section 4.10(c) of the Company Disclosure Letter sets forth a correct and complete list of each Node and its location, in each case as of the date hereof.
(d)    There are no pending nor, to the Company's knowledge, threatened condemnation or eminent domain or relocation proceedings affecting any tangible personal property of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is required to make any material payments to any Governmental Entities in connection with the construction or operation of its DAS Networks, in each case except for those payments required by the terms of any Company Material Contract.
(e)    Permanent electrical service is connected to each On-Air Node, and to the Company's knowledge, there is no current or pending condition which could result in the termination of such service. The electric utility service available to each On-Air Node is adequate for its current use and is not being misappropriated.
4.11    Company Material Contracts.
(a)    Section 4.11 of the Company Disclosure Letter sets forth each of the following Contracts to which the Company or one of its Subsidiaries is a party as of the date hereof (the "Company Material Contracts"):
(i)    collective bargaining agreements or other Contracts with any labor union;
(ii)    Contracts relating to the incurrence of Indebtedness;
(iii)    Contracts for or relating to the lease of any personal property (including any DAS Networks) for which the annual rental or payment exceeds $250,000;
(iv)    Contracts for the lease or sublease of any real property to or from any Person for which the annual rental exceeds $250,000;
(v)    Contracts for the lease or license of any Intellectual Property (other than for commercially available, off-the-shelf software) pursuant to which the Company or any of its Subsidiaries has granted to any third party, or been granted by any third party, any material rights used in the conduct of their business;
(vi)    Master service agreements or Contracts with any customer of the Company or any of its Subsidiaries;
(vii)    Fiber IRU Contracts;
(viii)    DAS Network orders, right-of-way use Contracts (and other similar Contracts) with Governmental Entities, and access or attachment Contracts (and other similar Contracts) with utilities, in each case for DAS Networks of the Company and its Subsidiaries;
(ix)    Contracts that require or that would be reasonably be expected to require the expenditure by the Company or any of its Subsidiaries of $250,000 or more within the one (1) year period commencing on the date hereof or $1,000,000 or more during the remaining life of the Contract;
(x)    Contracts (other than confidentiality agreements entered into in the ordinary course of business) which prohibit the Company or any of its Subsidiaries from freely engaging in business anywhere in the world or pursuant to which any material benefit is required to be given or lost as a result of so competing;
(xi)    joint venture, partnership, or development Contracts;
(xii)    Contracts which contemplate the acquisition (however structured) of any corporation, partnership, limited liability company, or other business organization after the date hereof;
(xiii)    Contracts with any Company Equityholders or their Affiliates which will survive the Closing, other than any Plan or any Contract related to employment of any such Person;
(xiv)    Contracts under which the Company or any of its Subsidiaries has advanced or loaned any amount to any of its directors or officers, or to any other Person outside the ordinary course of business;
(xv)    Contracts granting the other party to such Contract or a third party "most favored nation" status that applies to the Company or existing or future Affiliates of the Company;

(xvi)    Contracts that provide for "exclusivity" or any similar requirement in favor of any Person other than the Company or any of its Subsidiaries;
(xvii)    Contracts containing any "non-solicitation", "no-hire" or similar provisions that restrict the Company or any of its Subsidiaries;
(xviii)    Contracts under which the Company or any of its Subsidiaries has agreed to indemnify any Person; and
(xix)    Contracts entered into in connection with the settlement or other resolution of any claim or Action that provides for ongoing obligations on the part of the Company or any of its Subsidiaries following the Closing, other than terms providing solely for confidentiality or non-disparagement.
(b)    The Company has made available to the Buyer a correct and complete copy of each Company Material Contract (including any amendments, modifications, novations, variations, or supplements thereto). With respect to each Company Material Contract and in each case except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (i) such Company Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and is in full force and effect, (ii) the Company or one of its Subsidiaries, as applicable, has performed all of the obligations required to be performed by it as of the date hereof under such Company Material Contract, (iii) neither the Company nor any of its Subsidiaries has, within the previous eighteen (18) months, received written notice of any default by the Company or any of its Subsidiaries under such Company Material Contract, (iv) neither the Company nor any of its Subsidiaries is in default under any Company Material Contract, and (v) to the Company's knowledge, no event has occurred and no condition exists that would, with or without notice, the lapse of time, or both, constitute a breach of or a default under such Company Material Contract by the Company or any of its Subsidiaries.
4.12    Intellectual Property.
(a)    Section 4.12 of the Company Disclosure Letter sets forth a correct and complete list of all registered Intellectual Property and all material unregistered Intellectual Property owned by the Company or one of its Subsidiaries as of the date hereof and used in the conduct of the business of the Company and its Subsidiaries (the "Company Intellectual Property"). The Company or one of its Subsidiaries owns good and marketable title to all of the registered Intellectual Property set forth in such section, free and clear of all Liens, other than Permitted Liens. Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company or one of its Subsidiaries has duly registered or filed, and taken all actions necessary to maintain, all of the registered Intellectual Property set forth in such section with each appropriate Governmental Entity, and (ii) none of the registered Intellectual Property set forth in such section has been adjudged invalid or unenforceable in whole or part. The Company owns, is licensed, or otherwise has the right to use (in each case, free and clear of all Liens, other than Permitted Liens) all Intellectual Property used in or necessary to carry on business as presently conducted, except for any such failure to own, license or have the right to use that is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(b)    Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company Intellectual Property was either (A) developed by employees of the Company and its Subsidiaries within the scope of their employment, (B) developed by independent contractors or consultants who have assigned all of their rights in and to such Company Intellectual Property to the Company or one of its Subsidiaries under written Contracts, or (C) otherwise acquired by the Company or one of its Subsidiaries under a valid written Contract, and (ii) the Company or one of its Subsidiaries have taken all reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential information included in the Company Intellectual Property (including by requiring all employees and consultants who have access to such information to execute valid and binding written confidentiality and non-use agreements or agreements that contain similar obligations) in accordance with protection procedures customarily used in the industry to protect rights of like importance.

(c)    Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries has, within the previous eighteen (18) months, received written notice of any infringement or misappropriation by any Person of any Company Intellectual Property or by the Company or any of its Subsidiaries of any Intellectual Property of any other Person, (ii) to the Company's knowledge, no Person is infringing or misappropriating or has infringed or misappropriated any Company Intellectual Property, and (iii) to the Company's knowledge, the Company and its Subsidiaries are not infringing or misappropriating, and have not infringed or misappropriated within the previous eighteen (18) months, the Intellectual Property of any other Person.
(d)    Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole (i) there are no bugs or defects in the software, hardware, and network equipment (taken as whole) used in the Company's and its Subsidiaries' business (taken as whole), (ii) all such hardware and network equipment (taken as a whole) is in good operating condition, ordinary wear and tear excepted, and (iii) there have been no unauthorized intrusions or breaches of the security of the Company's and its Subsidiaries' information technology systems.
4.13    Tax Matters.
(a)    The Company and its Subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns that they were required to file. All such Tax Returns are correct and complete in all material respects.
(b)    All material Taxes, that are due and payable, of the Company and its Subsidiaries in respect of periods ending prior to the Closing Date, have been paid or are being contested in good faith by appropriate proceedings. Section 4.13(b) of the Company Disclosure Letter sets forth a correct and complete list of each such material Tax being contested in good faith by appropriate proceedings as of the date hereof.
(c)    The Company and its Subsidiaries have withheld and paid over to the proper taxing authority or other Governmental Entities all material Taxes required to be withheld and paid over.
(d)    There is no pending dispute or claim concerning any material Tax Liability of the Company or any of its Subsidiaries either claimed or raised by any Governmental Entity in writing. Neither the Company nor any of its Subsidiaries has received any written notice of audit from any Governmental Entity as of the date hereof, which audit is still pending and not concluded.
(e)    Within the past three (3) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person in a transaction that was intended to be governed by Sections 355 or 361 of the Code.
(f)    Neither the Company nor any of its Subsidiaries is or has been a party to any "listed transaction", as defined in Section 6707A(c)(2) of the Code.
(g)    Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.
(h)    There are no Liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.
(i)    Neither the Company nor any of its Subsidiaries is party to any Contract, entered into prior to the Closing and not including any Contract to which the Buyer, the Merger Sub, or any of their respective Affiliates is a party, that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Law) in connection with the transactions contemplated by this Agreement.
(j)    Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign Law); under any Tax allocation, sharing or indemnification agreement; or as a transferee or successor; or by Contract (other than Contracts entered into in the ordinary course of business the principal subject of which is not Taxes).
4.14    Litigation. There are no Actions pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries, which are, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and neither the Company nor any of its Subsidiaries is subject to any outstanding Order, or, to the knowledge of the Company, any investigation by any Governmental Entity.
4.15    Compliance with Laws; Permits.
(a)    The Company and each of its Subsidiaries is in compliance with all applicable Laws, except where the failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has, within the previous eighteen (18) months, received written notice from any Governmental Entity alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law in any material respect.
(b)    Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries holds all permits, consents, approvals, and authorizations, and has made all required filings and registrations with Governmental Entities (collectively, "Permits"), required for the operation of their respective businesses as presently conducted. The Permits described by the immediately foregoing sentence are the "Material Permits". Section 4.15(b) of the Company Disclosure Letter sets forth a correct and complete list of all of the Material Permits as of the date hereof. Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all of Material Permits are in full force and effect. Neither the Company nor any of its Subsidiaries are in material default (other than a default that has been cured as of the date hereof) under any Material Permit. Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no Material Permit is subject to suspension, modification (other than immaterial modifications), revocation, or nonrenewal as a result of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has, within the previous eighteen (18) months, received written notice from any Governmental Entity alleging that the Company or any of its Subsidiaries is not in compliance with any such Permits in any material respect. No proceeding is pending or, to the Company's knowledge, threatened seeking the revocation or material limitation of any Permit.
4.16    Employee Benefit Plans.
(a)    Section 4.16(a) of the Company Disclosure Letter sets forth a correct and complete list of each of the following which the Company or any of its Subsidiaries maintains, sponsors, or contributes to, or under which any Employee or former Employee of the Company or its Subsidiaries has any present or future right to benefits as a result of their current or former employment by the Company or any of its Subsidiaries: (i) any "pension plans" (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), whether or not subject to ERISA), (ii) any "welfare plans" (as defined under Section 3(1) of ERISA, whether or not subject to ERISA), and (iii) any equity compensation, incentive compensation, deferred compensation, severance, employment, change in control, termination, welfare, disability, death benefit, fringe benefit, perquisite, collective bargaining and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA. All such plans, agreements, programs, policies and arrangements referred to in clauses (i) through (iii) of this Section 4.16(a) shall be collectively referred to as the "Plans".
(b)    With respect to each Plan, the Company has made available to the Buyer a correct and complete copy (or, to the extent no such copy exists, an accurate written description) thereof and, to the extent applicable: (i) any related trust agreement, insurance annuity or other funding Contract, (ii) the most recent determination letter, (iii) the most recent summary plan description and any subsequent summaries of material modifications and (iv) for the two most recent years (A) Form 5500 and related schedules and filings, (B) audited financial statements, and (C) actuarial valuation reports. Except as specifically provided in the foregoing documents made available to Buyer, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.
(c)    Except as would not be reasonably likely to result in a material Liability to the Company, (i) each of the Plans has been operated, funded, and administered according to such Plan's terms and in compliance with applicable Law, including the Code and ERISA, (ii) there are no non-exempt "prohibited transactions" (as described in ERISA Section 406 or Code Section 4975) with respect to any Plan and neither the Company nor any of its Subsidiaries has otherwise engaged in any prohibited transaction, (iii) neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject the Company or any of its Subsidiaries or, to the Company's knowledge, any of their respective directors, officers, or employees, to material Liability under ERISA, (iv) all contributions (including any employee salary reduction contributions) or other amounts payable (including premiums payable with respect to insurance policies funding any Plan) by the Company or any of its Subsidiaries with respect to any Plan or required by applicable Law or any Contract for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements, (v) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification, (vi) no event has occurred and no condition exists with respect to any Plan that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) to any material Tax or other material Liability and (vii) neither the Company, its Subsidiaries nor any member of their Controlled Group has engaged in, or is a successor or parent corporation to an entity that engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.
(d)    Neither the Company nor any of its Subsidiaries has ever sponsored, maintained, contributed to, or had any Liability with respect to any Plan that is subject to Title IV of ERISA, ERISA Section 302, or Code Section 412, or to a "multiemployer plan" as defined in ERISA Section 3(37) or 4001(a)(3) or any "multiple employer plan" as defined in ERISA Section 4063. No Plan provides for post-employment or retiree medical, health, or other welfare benefits, except as and to the extent required by the provisions of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B(f) or similar state Law.
(e)    None of the execution and delivery of this Agreement or any of the other agreements contemplated hereby, or the consummation of any transaction contemplated herein or therein (alone or in conjunction with any other event), could result in (i) the payment to any present or former Employee of any money or other property, (ii) accelerate, trigger, or provide any other rights or benefits to any present or former Employee, (iii) accelerate or trigger any other material obligation under any Plan, or (iv) result in any material breach or violation of, or material default under or limit the Company's or any of its Subsidiaries' right to amend, modify or terminate, any Plan.
(f)    With respect to each Plan, (i) no Actions (other than routine claims for benefits in the ordinary course of business) are pending or, to the Company's knowledge, threatened, (ii) to the Company's knowledge, no facts or circumstances exist that could give rise to any such Actions, and (iii) no administrative investigation, audit, or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or other Governmental Entity are pending, in progress or, to the Company's knowledge, threatened.
4.17    Environmental Matters. Except as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (a) the Company and its Subsidiaries are in compliance with all Environmental Laws, (b) the Company and its Subsidiaries hold, and are operating in compliance with, all Permits required under any Environmental Laws for the conduct of their respective businesses, (c) neither the Company nor any of its Subsidiaries has, within the previous eighteen (18) months, received written notice of any violation by any of them of any Environmental Laws or that any of them have any Liability under any Environmental Laws (including any investigatory, remedial, or corrective obligation), (d) there has been no Release of or exposure to any Hazardous Materials that would reasonably be expected to result in any Liability of the Company or any Subsidiary, (e) neither the Company nor any of its Subsidiaries has entered into or is subject to any Order pursuant to any Environmental Law, (f) neither the Company nor any of its Subsidiaries has retained or assumed, either Contractually or by operation of Law, any Liabilities that could reasonably be expected to form the basis of any Action against the Company or any of its Subsidiaries under any Environmental Law, (g) there are no underground or aboveground storage tanks, generators, known or suspected asbestos-containing materials, or polychlorinated biphenyls on, at, under, or about any property owned, operated, or leased by the Company or any of its Subsidiaries, in each case for which the Company is responsible, and (h) the Company has made available to the Buyer correct and complete copies of all Phase II environmental site assessments, remedial reports, and compliance audits, and all other environmental reports, studies, or audits describing matters which are, or which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and in each case which are in the possession of the Company or any of its Subsidiaries and which relate to the operations of the Company or its Subsidiaries or their respective owned, leased, or operated properties.
4.18    Insurance. Section 4.18(a) of the Company Disclosure Letter sets forth a correct and complete list of all of the material insurance policies currently maintained by the Company or any of its Subsidiaries. Section 4.18(b) of the Company Disclosure Letter sets forth a correct and complete list of all claims submitted by the Company or any its Subsidiaries to an insurance carrier within the previous eighteen (18) months. Except in each case as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all premiums under such policies covering all periods up to and including the Closing Date have been timely paid, no policy aggregate is impaired by the payment of claims, no notice of cancellation, termination or premium increase (retroactive or otherwise) has been received within the previous eighteen (18) months, and the Company and its Subsidiaries have complied with all of the terms and conditions of such policies. There are no pending or, to the Company's knowledge, threatened material claims under such policies. The Company has made available to the Buyer a correct and complete copy of each such policy.
4.19    Affiliate Transactions. No director, officer, stockholder, or Affiliate of the Company (a) is a party to any Contract, commitment, or transaction with the Company or any of its Subsidiaries (other than employment arrangements with directors, officers, or stockholders who are also employees), (b) has any interest in any material property used by the Company or any of its Subsidiaries, or (c) to the Company's knowledge, owns any direct or indirect interest in, or is a manager, director, officer, employee, partner, or consultant of, any competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, in each case that is, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
4.20    Brokers' Fees. Neither the Company nor any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, investment banker, financial advisor, agent, or any other Person with respect to this Agreement and the transactions contemplated by this Agreement, except for the fees and expenses of Deutsche Bank Securities Inc., as financial advisor to the Company, and any other fees and expenses paid or to be paid directly by the Company Equityholders or included in Transaction Expenses.
4.21    Labor Relations.
(a)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor Contract and no Employee is covered by any collective bargaining or other labor Contract. There are not any union organizing activities concerning any Employees of the Company or any of its Subsidiaries. Since December 31, 2010, there has not been and there presently is (i) no unfair labor practice charge or complaint pending or, to the Company's knowledge, threatened against the Company or any Subsidiary and (ii) no labor strike, slowdown, work stoppage, lockout or other labor controversy is in effect or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries.
(b)    Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Plans) is properly so characterized.
4.22    Illegal Payments. None of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has offered, made, or received on behalf of any of them any illegal payment or contribution of any kind, directly or indirectly, including payments, gifts, or gratuities, to any Person (including any official, employee, or agent of any Governmental Entity or any candidate for any office of any Governmental Entity). There have been no false or fictitious entries made in the books or records of the Company or its Subsidiaries relating to any payment prohibited by Law, and neither the Company nor its Subsidiaries has established or maintained any fund for use in making any such payments.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
THE BUYER AND THE MERGER SUB
The Buyer and the Merger Sub represent and warrant to the Company as follows:
5.01    Organization and Corporate Power. Each of the Buyer and the Merger Sub is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware. Each of the Buyer and the Merger Sub has all requisite corporate power and authority necessary to execute, deliver, and perform its obligations under, this Agreement and the other agreements contemplated hereby (subject, in the case of the Merger, to the adoption of this Agreement by the Buyer as the sole stockholder of the Merger Sub).
5.02    Due Execution and Delivery; Valid and Binding Agreement. The board of directors of each of the Buyer and the Merger Sub, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting of such board of directors, has (a) approved and authorized the execution and delivery of this Agreement and the other agreements contemplated hereby, (b) approved the consummation of the transactions contemplated hereby and thereby, including the Merger, (c) determined that the execution and delivery of this Agreement, the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby is advisable, (d) in the case of the Merger Sub, recommended that the stockholders of the Merger Sub adopt this Agreement, and (e) in the case of the Merger Sub, directed that this Agreement be submitted to the stockholders of the Merger Sub for their adoption. The approval of the Buyer, as the sole record and beneficial owner of all of the issued and outstanding capital stock of the Merger Sub, is the only vote of the Merger Sub's stockholders required to approve this Agreement and the transactions contemplated hereby, and such approval shall be obtained immediately following the execution of this Agreement. This Agreement and the other agreements contemplated hereby have been duly authorized, executed and delivered by each of the Buyer and the Merger Sub and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the Company, this Agreement and the other agreements contemplated hereby each constitute a valid and binding obligation of each of the Buyer and the Merger Sub, enforceable against each of them in accordance with its terms, except as limited by the application of bankruptcy, moratorium, and other Laws affecting creditors' rights generally and as limited by the availability of specific performance and other equitable remedies and the application of equitable principles.
5.03    Required Filings and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery, or performance of this Agreement and the other agreements contemplated hereby by the Buyer or the Merger Sub, except for the applicable requirements of the HSR Act, the consent of the Federal Communications Commission, and for those permits, consents, approvals, authorizations, declarations and filings the failure of which to be obtained or made would not have a Buyer Material Adverse Effect.
5.04    Non Contravention. Except for those matters which would not have a Buyer Material Adverse Effect, neither the execution and delivery of this Agreement or the other agreements contemplated hereby by the Buyer or the Merger Sub, nor the performance of their obligations hereunder or thereunder by the Buyer or the Merger Sub, will:
(a)    violate any Law or Order to which the Buyer or the Merger Sub is subject or by which the

Buyer is bound, or any provision of the Organizational Documents of the Buyer or the Merger Sub; or
(b)    conflict with, result in a breach of, constitute a default under or a violation of (with or without notice of lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, give rise to the loss of a material benefit under, result in the creation of any Lien, or require any notice under, any material Contract to which the Buyer or the Merger Sub is a party or by which any of their respective assets are bound.
5.05    Litigation. There are no Actions pending or, to the knowledge of the Buyer, overtly threatened by or against or affecting the Buyer or the Merger Sub by or before any Governmental Entity, which if determined adversely to the Buyer or the Merger Sub would have a Buyer Material Adverse Effect, and neither the Buyer nor the Merger Sub is subject to any investigation by any Governmental Entity or outstanding Order, in each case, which would have a Buyer Material Adverse Effect.
5.06    Sufficient Funds. The Buyer will on the Closing Date have unrestricted cash on hand sufficient to pay all amounts required to be paid by the Buyer at the Closing pursuant to the terms of Article I hereof, and all of its and its representatives' fees and expenses incurred in connection with the transactions contemplated by this Agreement.
5.07    Investment Intent. The shares of capital stock of the Company being acquired by the Buyer pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof, and the Buyer will not offer to sell or otherwise dispose of any of such shares of capital stock in violation of any of the registration requirements of the Securities Act, or any comparable state Law.
5.08    Brokers' Fees. Neither the Buyer nor the Merger Sub has any Liability to pay any fees or commissions to any broker, finder, investment banker, financial advisor, agent or any other Person with respect to the transactions contemplated by this Agreement for which the Company, any of its Subsidiaries, or any Company Equityholder could become liable or obligated.
ARTICLE VI
OTHER COVENANTS AND AGREEMENTS
6.01    Continuing Access to Information. For a period of one (1) year after the Closing Date (or, if longer, until the final determination of the Adjusted Closing Consideration), the Buyer shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, preserve and retain all corporate, accounting, Tax, legal, auditing, and other books and records of the Company and its Subsidiaries relating to the conduct of the business and operations of the Company and its Subsidiaries prior to the Closing Date; provided, that, following the final determination of the Adjusted Closing Consideration, the Buyer, the Surviving Corporation, and its Subsidiaries may transfer, destroy, or discard any such books and records if they first give the Representative reasonable written notice prior to transferring, destroying, or discarding any such books and records; provided, further, if the Representative so requests, the Buyer and the Surviving Corporation shall allow the Representative to take possession of such books and records at the Representative's sole cost and expense. After the Closing Date and during the aforementioned period, the Buyer shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, permit the Representative to have reasonable access to, and to inspect and copy, during normal business hours and upon reasonable advance notice, all materials referred to in this Section 6.01; provided, that such access does not unreasonably interfere with the normal operations of the Surviving Corporation or any of its Subsidiaries; provided, further, that the Representative, on the one hand, and the Buyer, the Surviving Corporation, or any of their respective Subsidiaries, on the other hand, are not engaged in litigation or any other dispute resolution process with each other or such materials do not relate to the subject matter of such litigation or process.
6.02    Director and Officer Liability and Indemnification.
(a)    Following the Closing, the Surviving Corporation and each of its currently existing Subsidiaries shall, and the Buyer shall cause the Surviving Corporation and each of its currently existing Subsidiaries to, include and maintain in effect in their respective Organizational Documents, for a period of six (6) years after the Closing, provisions regarding the elimination of Liability of directors (or their equivalent), indemnification of officers and directors (or their equivalent), and advancement of expenses which are, with respect to each such entity, no less advantageous to such Persons than the corresponding provisions contained in such Organizational Documents as of the Closing Date.
(b)    For a period of six (6) years after the Closing, the Surviving Corporation shall, and the Buyer shall cause the Surviving Corporation to, maintain in effect the Company's current directors' and officers' liability insurance and fiduciary liability insurance in effect on the date of this Agreement (a correct and complete copy of which has been made available to the Buyer) (the "D&O Insurance") in respect of acts or omissions occurring at or prior to the Closing, covering each Person currently covered by the D&O Insurance, on terms with respect to coverage, deductible, and amounts no less favorable than those of the D&O Insurance. Alternatively, at the Buyer's option, the Buyer may require that the Company purchase a six (6)‑year pre‑paid "tail policy" on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the D&O Insurance maintained by the Company with respect to matters arising on or before the Closing, covering without limitation the transactions contemplated hereby; provided, that in no event shall the Buyer be required to pay, with respect to the entire six (6)-year period following Closing, premiums for insurance under this Section 6.02 that in the aggregate exceed 150% of the annual premiums payable by the Company for coverage during period year ending in August, 2010 under the D&O Insurance (which premiums for such year are hereby represented and warranted by the Company to be $23,109).
(c)    In the event that the Buyer, the Surviving Corporation, or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any other Person, then, and in each case, the successors and assigns of the Buyer, the Surviving Corporation, or any of its Subsidiaries, as the case may be, shall assume and be bound by the obligations set forth in this Section 6.02.
(d)    The provisions of this Section 6.02 shall survive the Closing indefinitely and are intended to be for the benefit of, and shall be enforceable by, each of the directors and officers of the Company and each of its Subsidiaries as of the Closing, together with each of their respective successors and representatives after the Closing, and their rights under this Section 6.02 are in addition to, and shall not be deemed to be exclusive of, any other rights to which any such Person is entitled, whether pursuant to Law, Contract, Organizational Document, or otherwise.
6.03    Employee Benefits Matters.
(a)    The Buyer shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, honor each Plan (including any severance, retention, change of control, or other similar plans, Contracts, agreements, or offer letters, offer summaries) in accordance with its terms as in effect immediately prior to the Closing, subject to any amendment or termination thereof that may be permitted by such Plan. Without limiting the generality of this Section 6.03(a), during the one (1) year period following the Closing, the Buyer shall, and shall cause the Surviving Corporation and each of its Subsidiaries to maintain the severance plans of the Company and its Subsidiaries as in effect at the Closing and provide any Employee whose employment is terminated by the Surviving Corporation or any of its Subsidiaries during such one (1) year period without cause (as determined by the Buyer) with severance and other separation benefits that are no less favorable in the aggregate than what would be payable to such Employee pursuant to the severance plan or policy that was applicable to such Employee as of the Closing. For purposes of determining the severance and other separation benefits to which an Employee shall become entitled pursuant to the preceding sentence, such Employee's service with the Buyer and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) and all Pre‑Closing Service shall be recognized.
(b)    For all purposes under the employee benefit plans of the Buyer and its Affiliates providing benefits to any Employees after the Closing (the "New Plans"), the Buyer shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, cause each Employee to receive credit for all service with the Company and its Subsidiaries before the Closing (including predecessor or acquired entities or any other entities with respect to which the Company and its Subsidiaries have given credit for prior service) to the extent recognized in any similar Plan in which such Employee participated immediately prior to the Closing (such service, "Pre‑Closing Service") for all purposes, including determining eligibility to participate, level of benefits, vesting, and benefit accruals, except to the extent such credit would result in a duplication of accrual of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Employee immediately shall be eligible to participate, without any waiting time, in any New Plan to the extent coverage under such New Plan replaces coverage under a similar or comparable Plan in which such Employee participated immediately before the Closing (such plans, collectively, the "Old Plans"), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Employee, the Buyer shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, cause all pre‑existing condition exclusions and actively‑at‑work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any Old Plan, and shall cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance, and maximum out‑of‑pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)    During the one (1) year period following the Closing, the Buyer shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, provide current Employees as of the Closing who continue employment following the Closing with benefits under employee benefit plans, programs, policies and agreements (collectively, "Employee Benefits") that are substantially comparable in the aggregate to the Employee Benefits provided by the Buyer to similarly situated employees of the Buyer and its Subsidiaries.
(d)    Nothing in this Section 6.03 or any other provision of this Agreement shall (i) be construed to modify, amend, or establish any benefit plan, program, or arrangement or in any way affect the ability of the parties hereto or any other Person to modify, amend, or terminate any of its benefit plans, programs, or arrangements or (ii) create any right with respect to any current or former employee to continued employment with the Buyer or the Surviving Corporation or any of its Subsidiaries, or (iii) interfere with the right of the Buyer, the Surviving Corporation, and its Subsidiaries to terminate the employment of any employee for any reason. This Section 6.03 is not intended to, and shall not be construed to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder.
6.04    Public Announcements. The parties hereto agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties (which consent will not be unreasonably withheld, conditioned or delayed), and if any such release or announcement is authorized, the other party or parties shall have a reasonable time to comment on such announcement in advance of its issuance. Each of the Company and the Buyer (and their respective Affiliates) may, at its discretion prior to the Closing, make announcements from time to time to their respective employees, customers, suppliers, and other business relations, and may otherwise make announcements as it may reasonably determine is necessary to comply with applicable Law or the requirements of any Contract to which it is a party, in which case it shall provide the Company or the Buyer, as applicable, reasonable time to comment on such announcement in advance of its issuance. Notwithstanding the foregoing, the Buyer and the Company shall cooperate to prepare joint press releases to be issued on (or promptly after) the date hereof and on the Closing Date. The parties hereto agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or for financial reporting purposes and except that the parties may disclose such terms to their respective employees, accountants, advisors, and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by Contract to keep the terms of this Agreement confidential).
6.05    Fees and Expenses. Except as otherwise provided herein, (a) the Buyer shall pay all fees and expenses incurred by it or the Merger Sub in connection with this Agreement and the transactions contemplated hereby, and (b) all fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company prior to the Closing or included in the Transaction Expenses. For the avoidance of doubt, and except as set forth in Section 1.09, neither the Company nor any of its Subsidiaries shall pay any costs or expenses (including legal fees or expenses) incurred by any Company Equityholder.
6.06    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement ("Transfer Taxes") shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Company Equityholders as a Transaction Expense. The Buyer shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
6.07    FIRPTA Certificate. Either (a) the Company shall, prior to or on the Closing Date, deliver to the Buyer a certification that the Company Common Stock is not a U.S. real property interest within the meaning of Section 897 of the Code, or (b) each Company Equityholder shall, prior to or on the Closing Date, deliver to the Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Company Equityholder is not a "foreign person" as defined in Section 1445 of the Code; provided, that notwithstanding anything in this Agreement to the contrary, the Buyer's sole remedy if the Company or a Company Equityholder, as applicable, fails to provide such certificate shall be to make an appropriate withholding under Sections 897 and 1445 of the Code.
6.08    Tax Shelter. Neither the Buyer nor any of its Affiliates shall take any action that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the "intermediary transaction tax shelter" described in IRS Notices 2001-16 and 2008-111.
6.09    The Representative.
(a)    The board of directors of the Company has determined that it is desirable to designate the Representative to act on behalf of the Company Equityholders for certain limited purposes, as described herein. By virtue of adoption of this Agreement by the Company Equityholders, and without further action by any Company Equityholder, Madison Dearborn Capital Partners V-A, L.P. is hereby irrevocably appointed, authorized and empowered to act as the initial "Representative", and execution of a written consent approving the transactions contemplated hereby by a Company Equityholder shall, to the maximum extent permitted under applicable Law, constitute irrevocable ratification and approval of such designation by such Company Equityholder and authorization of the Representative to serve in such capacity, and shall also constitute a reaffirmation, approval, acceptance, and adoption of, and an agreement to comply with and perform, all of the acknowledgments and agreements made by the Representative on behalf of the Company Equityholders in this Agreement and the other agreements entered into in connection herewith (including the Escrow Agreement). The Representative may resign at any time and for any reason and the Representative may be removed only by the vote of Persons who collectively owned more than fifty percent (50%) of the outstanding shares of Company Common Stock as of immediately prior to the Closing (the "Majority Holders"). The designation of the Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution, or other inability to act of any of the Company Equityholders. In the event that the Representative has resigned or been removed, a new Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative. Written notice of any such resignation, removal or appointment of a Representative shall be delivered by the Representative to the Buyer promptly after such action is taken.
(b)    The Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other agreement entered into in connection herewith (including the Escrow Agreement) and in connection therewith, shall be entitled to take such actions as the Representative deems appropriate in its sole discretion; provided, that the Representative shall have no obligation to act on behalf of the Company Equityholders. The Buyer and the Escrow Agent shall be entitled to rely on the actions taken by the Representative without independent inquiry into the capacity of the Representative to so act and none of the Buyer, the Merger Sub, the Surviving Corporation and the Escrow Agent shall have any obligations, responsibilities, or Liabilities whatsoever to the Company Equityholders with respect to any claim or Action by any Company Equityholder against the Representative. All actions, notices, communications, and determinations by the Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Company Equityholders. The Representative shall not have, by reason of this Agreement, any fiduciary relationship in respect of any other Company Equityholder. Neither the Representative nor any of its direct or indirect officers, directors, partners, managers, employees, agents or representatives shall have any Liability to the Company

Equityholders with respect to actions taken or omitted to be taken by the Representative in such capacity (or any of its direct or indirect officers, directors, partners, managers, employees, agents or representatives in connection therewith), except for any actions, or action omitted to be taken, which are finally determined to constitute gross negligence or willful misconduct by the Representative. The Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, that the Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Representative based upon any such direction.
(c)    The Representative shall be entitled to engage such counsel, accountants, experts, and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Representative (for itself and its direct or indirect officers, directors, partners, managers, employees, agents and representatives) shall be entitled to full reimbursement for all reasonable expenses, disbursements, and advances (including fees and disbursements of its counsel, accountants, experts, and other agents and consultants) incurred by the Representative in such capacity (or any of its direct or indirect officers, directors, partners, managers, employees, agents or representatives in connection therewith), and to full indemnification against any Loss, Liability, or expense arising out of actions taken or omitted to be taken in its capacity as Representative (except for any Loss, Liability, or expense which is finally determined was primarily caused by the gross negligence or willful misconduct of the Representative), including the costs and expenses of investigation and defense of claims, from any Company Equityholder. For the avoidance of doubt, neither the Buyer, the Company, nor any of their respective Subsidiaries shall have any reimbursement obligations under this Section 6.09(c).
(d)    Pursuant to Section 1.10(e), the Buyer shall pay over to the Representative at the Closing an amount in cash equal to the Representative Amount. The Representative shall deposit such funds into such accounts, or otherwise invest such funds, in any manner it may reasonably determine, and in no event shall the Representative nor any of its direct or indirect officers, directors, partners, managers, employees, agents or representatives have any Liability to the Company Equityholders with respect to such funds or the manner of their investment, except for any action, or action omitted to be taken, by the Representative which is finally determined to constitute gross negligence or willful misconduct by the Representative. Such funds shall be a non-exclusive source of recovery for the Representative for any expenses, disbursements, or advances (including fees and disbursements of counsel, accountants, experts, and other agents and consultants) incurred by the Representative in its capacity as such (or any of its direct or indirect officers, directors, partners, managers, employees, agents or representatives in connection therewith), or for any Loss, Liability, or other expense incurred by the Representative or otherwise arising out of any action taken by it in its capacity as such (except for any Loss, Liability, or expense which is finally determined was primarily caused by the gross negligence or willful misconduct of the Representative). In addition to the Representative Amount, the Representative shall have the power and authority to set aside and retain additional funds otherwise payable to Company Equityholders pursuant to this Agreement to satisfy such obligations.
(e)    From time to time, the Representative may elect to distribute to the Company Equityholders all or any portion of the Representative Amount, together with any interest or earnings thereon. If the Representative so elects, it shall pay over (or cause to be paid over) to each Company Equityholder an amount equal to (i) the aggregate amount then being distributed by the Representative, multiplied by (ii) such Company Equityholder's Percentage Interest; provided, that, for any amount payable to a holder of Company Options pursuant to this Section 6.09(e), the Representative shall pay over to each holder of Company Options the amount that such holder is entitled to pursuant to this Section 6.09(e), less any applicable withholding Taxes pursuant to Section 1.12(g). The aggregate amount distributable pursuant to this Section 6.09(e) with respect to a share of Company Common Stock is the "Per Share Representative Amount Distribution." Each of the Buyer, the Merger Sub, the Company, and the Surviving Corporation shall have no obligations, responsibilities or Liabilities whatsoever to the Company Equityholders with respect to the distribution to the Company Equityholders by the Representative of all or any portion of the Representative Amount.
(f)    In the event the Representative makes, or causes to be made, any payment to any holder of Company Options after the Closing, including with respect to the Per Share Adjustment Distribution, the Per Share Representative Amount Distribution, or the Per Share Escrow Distribution, the Buyer shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide the Representative with all reasonable cooperation requested by it in connection with any such payment, including in connection with any calculations of amounts to be withheld from such payments and any matters related thereto; provided, each of the Buyer, the Merger Sub, the Company, and the Surviving Corporation shall have no obligations or responsibilities whatsoever to make such payments.
6.10    Conflicts and Privileges. Each of the parties hereto hereby agrees, on its own behalf and on behalf of its direct or indirect directors, partners, managers, members, partners, officers, employees, and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any of the Representative, the Company Equityholders, and their respective Affiliates (individually and collectively, the "Seller Group"), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution, and delivery of this Agreement and the other agreements entered into in connection herewith and the consummation of the transactions contemplated hereby and thereby. Each of the parties to this Agreement hereby further agrees, on its own behalf and on behalf of its direct or indirect directors, partners, managers, members, partners, officers, employees, and Affiliates, that Kirkland & Ellis LLP may serve as counsel to the Seller Group, any member thereof, or any direct or indirect director, partner, manager, member, partner, officer, employee, or Affiliate of any member of the Seller Group, in connection with any matter (including any Action) arising out of or relating to this Agreement, the other agreements entered into in connection herewith, or the transactions contemplated hereby or thereby, notwithstanding such representation of the Company or any continued or continuing representation of the Company. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.
6.11    No Additional Representations. The Buyer and the Merger Sub acknowledge and agree that neither the Company, nor any of its Affiliates or representatives, nor any other Person acting on behalf of the Company or any of its Affiliates or representatives, has made any (and the Buyer, the Merger Sub, and their Affiliates have not relied on any) representation or warranty, express or implied, regarding the Company, its Subsidiaries, or any of their respective businesses or assets, except as expressly set forth in this Agreement, and neither the Buyer nor the Merger Sub are relying on any representations or warranties, express or implied, made by or on behalf of the Company or any of its Subsidiaries, or any of their Affiliates of representatives, other than those expressly set forth in this Agreement.
6.12    Section 280G. In order to satisfy the requirements of Section 280G(b)(5)(A)(ii) of the Code, the Company shall timely submit to a vote of the stockholders of the Company for their approval all payments or benefits (other than any payments or benefits made or to be made pursuant to Contracts negotiated by the Buyer, except for payments made pursuant to Contracts disclosed, in writing, to the Company at least five (5) days prior to the Closing) that in the absence of such approval could reasonably be expected to constitute "parachute payments" (within the meaning of Section 280G of the Code and the regulations thereunder), to any individuals that are "disqualified individuals" (within the meaning of Section 280G(c) of the Code and regulations thereunder). Copies of all disclosures to stockholders regarding the facts regarding the vote shall be provided to the Buyer prior to their distribution to the stockholders of the Company, for the Buyer's review and comment, and the Company and the Buyer shall work together in good faith to mutually acceptable disclosure to the Company's stockholders. In addition, to the extent necessary to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, the Company shall use its reasonable best efforts to receive an irrevocable written waiver from each such disqualified individual of all payments or benefits payable to such disqualified individuals that in the absence of such approval would constitute "parachute payments" (within the meaning of Section 280G of the Code and the regulations thereunder) (assuming that no portion of any payment to be received by such disqualified individuals would be viewed as "reasonable compensation for personal services" within the meaning of Section 280G of the Code and the regulations thereunder).
ARTICLE VII
TERMINATION
7.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Buyer and the Company;
(b)    by the Buyer if the Requisite Stockholder Approval with respect to the adoption of this Agreement has not been obtained within one (1) Business Day after the date hereof;
(c)    by the Buyer or the Company if the transactions contemplated hereby have not been consummated on or prior to the first Business Day that is at least ten (10) months after the date hereof (the "Outside Date"); provided, that (i) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.01(c) if the Buyer's or the Merger Sub's material breach of this Agreement has prevented the consummation of the transactions contemplated hereby, and (ii) the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.01(c) if the Company's material breach of this Agreement has prevented the consummation of the transactions contemplated hereby;
(d)    by the Buyer or the Company if any Law shall be in effect, or any Governmental Entity of competent jurisdiction shall have issued any Order, in each case which would prevent or prohibit the consummation of the Merger or the other transactions contemplated hereby and, in the case of any such Order, such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or has resulted in, such Law or Order;
(e)    by the Buyer if any MAE Order shall be in effect and shall have become final and nonappealable;
(f)    by the Buyer if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of a condition set forth in Section 2.02(a) or Section 2.02(b) and (ii) is incapable of being cured prior to the Outside Date or is not cured by the Company within sixty (60) days following receipt of written notice of such breach or failure to perform from the Buyer; or
(g)    by the Company if the Buyer or the Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of a condition set forth in Section 2.03(a) or Section 2.03(b) and (ii) is incapable of being cured prior to the Outside Date or is not cured by the Buyer within sixty (60) days following receipt of written notice of such breach or failure to perform from the Company.
7.02    Effect of Termination. In the event of any termination of this Agreement by the Buyer or the Company as provided in Section 7.01, this Agreement shall forthwith become void and of no further force or effect (other than this Section 7.02, Section 3.02(c), Section 6.04, Section 6.05, Section 7.03, and Article IX, each of which shall survive the termination of this Agreement and shall be enforceable by the parties hereto) and there shall be no Liability or obligation on the part of the Buyer, the Merger Sub, or the Company to any other party hereto, except for Liability for breaches (whether intentional, unintentional, willful, inadvertent, or otherwise) of this Agreement by any such party prior to the time of such termination, which such Liability shall be for all remedies available at law or in equity to the non-breaching party or parties.
7.03    Continuing Confidentiality. If the transactions contemplated by this Agreement are terminated as provided in Section 7.01, the Buyer and the Merger Sub acknowledge and agree that all documents, copies thereof, and all other materials received from or on behalf of the Company or any of its Subsidiaries relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, shall continue to be subject to the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
8.01    Non-Survival. The representations and warranties of the parties, together with any covenant or agreement of the parties requiring performance prior to the Closing, contained in this Agreement or contained in any certificate or other document delivered pursuant to this Agreement shall not survive the Closing and shall terminate and be of no further force or effect as of the Effective Time. The covenants and agreements of the parties requiring performance after the Closing (including the obligations of the Buyer to make the payments contemplated by Article I hereof) shall survive the Closing and shall terminate in accordance with their respective terms.

8.02    Indemnification.
(a)    From and after the Closing, and subject to the other provisions of this Article VIII, the Buyer, the Surviving Corporation, their respective Subsidiaries, and its and their officers, directors and employees (each a "Buyer Indemnitee") shall be held harmless, solely out of the funds held in the Escrow Account, from and against (i) any and all Losses (including any Losses arising out of any litigation, mediation, alternative dispute resolution, settlement, investigation, or hearing) imposed upon or incurred by any Buyer Indemnitee which arise out of or are in connection with any Malibu Action, (ii) any and all Losses (including any Losses arising out of any litigation, mediation, alternative dispute resolution, settlement, investigation, or hearing) imposed upon or incurred by any Buyer Indemnitee which arise out of or are in connection with any Shareholder Action, and (iii) any and all Pre-Closing Indemnifiable Taxes.
(b)    The rights of the Buyer Indemnitees to be indemnified and held harmless pursuant to Section 8.02(a) shall survive the Closing and shall terminate, with respect to any Indemnified Action, upon the final and complete resolution of such Indemnified Action in accordance with applicable Law; provided, that the rights of the Buyer Indemnitees to be indemnified and held harmless pursuant to Section 8.02(a) shall be subject to the provisions of Section 8.08.
(c)    The rights of the Buyer Indemnitees to be indemnified and held harmless pursuant to Section 8.02(a) shall not be affected by any knowledge at or prior to the execution of this Agreement or at or prior to the Closing of any inaccuracy or breach of any representation, warranty, covenant or agreement, whether such knowledge came from the Buyer, the Merger Sub, the Company, or any other Person, or any waiver of Section 2.02 or Section 2.03.
8.03    Control of Claims; Cooperation.
(a)    Subject to the limitations set forth in this Section 8.03, the Lead Party shall have the exclusive right to direct and control the defense of each Indemnified Action, including the right to (i) select counsel to represent the Buyer Indemnitees in any such Indemnified Action, (ii) make all decisions regarding the prosecution or abandonment of any claim or theory arising in any such Indemnified Action, (iii) control the discovery process, the production of documents, and requests for discovery and production of documents from other Persons, (iv) enter into joint defense and other similar Contracts and allocate Liability among co-defendants and similar parties with respect to any such Indemnified Action, (v) settle or compromise any such Indemnified Action, and (vi) take any other action which the Lead Party would be entitled to take were it the named defendant in any such Indemnified Action. The Lead Party shall have the right to withdraw from the Escrow Account, from time to time as it may reasonably determine and with reasonable prior notice to the Secondary Party, such amounts as are reasonably necessary to pay all of the reasonable out-of-pocket fees and expenses (including attorneys', experts', and other advisors' fees and expenses) incurred in connection with the defense of any Indemnified Action.
(b)    The Secondary Party shall have the right to observe and participate in any Indemnified Action with separate counsel of its choosing and at its sole cost and expense; provided, that the Lead Party shall remain in exclusive control of each Indemnified Action. Notwithstanding the foregoing sentence or the provisions of Section 8.03(a), the Secondary Party shall be entitled to assume and control the defense of any Indemnified Action if the Lead Party is not diligently conducting the defense of such Indemnified Action in a customary and commercially reasonable manner; provided, that if the Secondary Party assumes and controls the defense of any Indemnified Action pursuant to this Section 8.03(b), such Secondary Party shall not settle or compromise such Indemnified Action without the prior, written consent of the Lead Party (which such consent shall not be unreasonably withheld, conditioned, or delayed).
(c)    Notwithstanding the provisions of Section 8.03(a) and (b), the Lead Party shall not settle or compromise any Indemnified Action without the prior, written consent of the Secondary Party (which such consent shall not be unreasonably withheld, conditioned, or delayed); provided, that no such consent shall be required from the Secondary Party if the Lead Party is the Representative and so long as (i) such settlement or compromise includes a complete release in favor of each Buyer Indemnitee with respect to the matters underlying such Indemnified Action, (ii) such settlement or compromise does not impose upon any Buyer Indemnitee any injunctive or equitable relief (other than any immaterial injunctive or equitable relief that is merely incidental to a primary obligation for monetary damages), and (iii) the monetary damages payable in such settlement or compromise are to be funded entirely out of amounts then held in the Escrow Account.
(d)    Without limiting the provisions of Section 6.01 (and it being understood that if the provisions of Section 6.01 are in conflict with the provisions of this Section 8.03(d), this Section 8.03(d) shall control), the Buyer shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, preserve and retain all corporate, accounting, Tax, legal, auditing, and other books and records of the Company and its Subsidiaries which relate to an Indemnified Action until the final and complete resolution of such Indemnified Action in accordance with applicable Law. With respect to any Indemnified Action, the Buyer shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, permit the Representative to have reasonable access to, and to inspect and copy, during normal business hours and upon reasonable advance notice, all materials referred to in this Section 8.03(d) that relate to such Indemnified Action; provided, that the Representative, on the one hand, and the Buyer, the Surviving Corporation, or any of their respective Subsidiaries, on the other hand, are not engaged in litigation or any other dispute resolution process with each other or such materials do not relate to the subject matter of such litigation or process The Buyer and the Representative shall cooperate with each other, and the Buyer shall cause the Surviving Corporation and its Subsidiaries, and their respective officers, directors, employees, consultants, and advisors, to cooperate with the reasonable requests of the Representative, in connection with the defense of any Indemnified Action, including by (i) furnishing or causing to be furnished corporate, accounting, Tax, legal, auditing, and other books and records (subject to the immediately foregoing proviso), (ii) attending conferences, meetings, hearings, proceedings, trials, and appeals, (iii) making officers, directors, employees, consultants, and advisors reasonably available for interviews, depositions, and the giving of testimony, and (iv) taking all other actions reasonably necessary or desirable as part of the defense of any Indemnified Action; provided, that any such cooperation does not unreasonably interfere with the normal operations of the Surviving Corporation or any of its Subsidiaries.
(e)    Section 8.05 contains certain provisions regarding the direction and control of Pre-Closing Income Tax Audits, and with respect to Pre-Closing Income Tax Audits Section 8.05 shall control in the event of any conflict between such Section and this Section 8.03.
8.04    Limitations. The rights of the Buyer Indemnitees to be indemnified pursuant to the provisions of Section 8.02(a) are subject to the following limitations:
(a)    The amount of any and all Losses shall be determined on the basis of the net effect to the applicable Buyer Indemnitee after giving effect to any actual cash payments, setoffs, insurance proceeds, indemnification proceeds, or other payments, in each case to the extent actually received, realized or retained by such Buyer Indemnitee, which arise out of or are related to the Indemnification Action giving rise to such Losses.
(b)    The amount of any and all Losses shall be reduced to the extent such Losses are actually taken into account in the calculation of the Adjusted Closing Consideration, but only to the extent they actually reduce the Adjusted Closing Consideration.
(c)    The amount of any and all Losses shall be net of any Tax benefits realized by the Buyer Indemnitees which are attributable to such Losses. For this purpose, a Buyer Indemnitee shall be deemed to recognize a Tax benefit with respect to a taxable year if, and to the extent that, the Buyer Indemnitee's cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses from all taxable years, exceeds the Buyer Indemnitee's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Losses for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).
8.05    Tax-Related Matters.
(a)    In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Income Taxes of the Company and its Subsidiaries attributable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.
(b)    None of the Buyer, the Merger Sub, their Subsidiaries, Affiliates or representatives shall,

prior to the Closing Date, discuss any Tax issue with any Governmental Entity that relates to any position that the Company or any Subsidiary has taken in a Pre-Closing Tax Period, including on a "no-name" basis.
(c)    With respect to any Pre-Closing Income Tax Audit, the Lead Party shall have the exclusive right to control all proceedings and may make all decisions taken in connection with such Pre-Closing Income Tax Audit, including all decisions to grant or deny any waiver or extension of the applicable statute of limitations or to settle or compromise such Pre-Closing Income Tax Audit (so long as the conditions set forth in Section 8.03(c) are satisfied). Each of the Representative and the Buyer shall keep the other party advised of significant developments in the Pre-Closing Income Tax Audit.
(d)    If the Representative is the Lead Party with respect to any Pre-Closing Income Tax Audit, the Buyer, the Surviving Corporation, and their respective Subsidiaries and Affiliates shall cooperate fully, as and to the extent reasonably requested by the Representative, in connection with any Pre-Closing Income Tax Audit. Such cooperation shall include (i) providing properly executed powers of attorney so that the Representative and its counsel can fully control any Pre-Closing Income Tax Audit that extends beyond the Closing Date, (ii) promptly notifying the Representative of any communications between a Governmental Entity and the Buyer, the Surviving Corporation or any of their Subsidiaries or Affiliates regarding any Pre-Closing Income Tax Audit, and (iii) the retention and (upon the Representative's request) the provision of records and information that are reasonably relevant to any Pre-Closing Income Tax Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that any such cooperation does not unreasonably interfere with the normal operations of the Surviving Corporation or any of its Subsidiaries. If a Pre-Closing Income Tax Audit occurs, the Buyer, the Surviving Corporation, and their respective Subsidiaries and Affiliates agree (x) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (y) to give the Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Representative so requests, the Buyer, the Surviving Corporation, and their respective Subsidiaries and Affiliates shall allow the Representative to take possession of such books and records; provided, further, that the Representative, on the one hand, and the Buyer, the Surviving Corporation, or any of their respective Subsidiaries, on the other hand, are not engaged in litigation or any other dispute resolution process with each other or such materials do not relate to the subject matter of such litigation or process.
8.06    Escrowed Funds.
(a)    If and to the extent there are earnings on the funds in the Escrow Account, such earnings shall be applied as follows: (i) first, to the payment of the fees and expenses of the Escrow Agent as set forth in the Escrow Agreement, (ii) second, to fund a distribution to the Buyer in the amount specified in the Escrow Agreement in respect of Taxes payable by the Buyer on such earnings, and (iii) third, added to the other funds in the Escrow Account. In connection with any payment from the Escrow Account to any Person pursuant to any provision of this Agreement, an additional amount shall be added to such payment equal to (A) the amount of earnings then on deposit in the Escrow Account (after taking into account clauses (i) and (ii) of this sentence), multiplied by (B) a fraction, the numerator of which is the amount of such payment and the denominator of which is the Escrow Amount.
(b)    Subject to the provisions of Section 8.06(c) and (e), (i) following the final determination of the Adjusted Closing Consideration pursuant to Section 1.12, an amount equal to (A) the Adjustment Amount, minus (B) all amounts paid to the Buyer pursuant to Section 1.12 in connection with the final determination of the Adjusted Closing Consideration shall be distributed from the Escrow Account to the Representative for the benefit of the Company Equityholders, (ii) following the final and complete resolution of all Malibu Actions in accordance with applicable Law, an amount equal to (A) the Malibu Amount, minus (B) all amounts paid to Buyer Indemnitees pursuant to Section 8.02(a) in connection with any Malibu Actions shall be distributed from the Escrow Account to the Representative for the benefit of the Company Equityholders, (iii) following the final and complete resolution of all Shareholders Actions in accordance with applicable Law, an amount equal to (A) the Shareholder Amount, minus (B) all amounts paid to Buyer Indemnitees pursuant to Section 8.02(a) in connection with any Shareholders Actions shall be distributed from the Escrow Account to the Representative for the benefit of the Company Equityholders, and (iv) following the final and complete resolution of all Pre-Closing Income Tax Audits in accordance with applicable Law, an amount equal to (A) the Pre-Closing Tax Amount, minus (B) all amounts paid to Buyer Indemnitees pursuant to Section 8.02(a) in connection with any Pre-Closing Income Tax Audits shall be distributed from the Escrow Account to the Representative for the benefit of the Company Equityholders, in the case of each of clauses (i) through (iv), to the extent such calculations do not result in a negative number.
(c)    Subject to the provisions of Section 8.06(e), in the event any Malibu Actions are first initiated after the date hereof, then, notwithstanding the provisions of Section 8.06(b), (i) following the final and complete resolution of all Malibu Actions first initiated prior to the date hereof in accordance with applicable Law, an amount equal to (A) $25,000,000.00, minus (B) all amounts paid to Buyer Indemnitees pursuant to Section 8.02(a) in connection with any Malibu Actions first initiated prior to the date hereof (to the extent such calculation does not result in a negative number) shall be distributed from the Escrow Account to the Representative for the benefit of the Company Equityholders, and (ii) following the final and complete resolution of all Malibu Actions first initiated after the date hereof in accordance with applicable Law, an amount equal to (A) $5,000,000.00, minus (B) all amounts paid to Buyer Indemnitees pursuant to Section 8.02(a) in connection with any Malibu Actions first initiated after the date hereof (to the extent such calculation does not result in a negative number) shall be distributed from the Escrow Account to the Representative for the benefit of the Company Equityholders.
(d)    In the event of any distribution from the Escrow Account to the Representative for the benefit of the Company Equityholders pursuant to Section 8.06(b) or (c), the Representative shall pay over (or cause to be paid over) to each Company Equityholder an amount equal to (i) the aggregate amount then being distributed to the Representative, multiplied by (ii) such Company Equityholder's Percentage Interest; provided, that, for any amount payable to a holder of Company Options pursuant to this Section 8.06(d), the Representative shall pay over to each holder of Company Options the amount that such holder is entitled to pursuant to this Section 8.06(d), less any applicable withholding Taxes pursuant to Section 1.11(g). The aggregate amount distributable pursuant to this Section 8.06(d) with respect to a share of Company Common Stock is the "Per Share Escrow Distribution." Each of the Buyer, the Merger Sub, the Company, and the Surviving Corporation shall have no obligations, responsibilities or Liabilities whatsoever to the Company Equityholders with respect to distributions to the Company Equityholders by the Representative pursuant to this Section 8.06(d).
(e)    In the event any Buyer Indemnitee has any claim for indemnification pursuant to the provisions of Section 8.02(a), such Buyer Indemnitee shall deliver notice of such claim with reasonable promptness to the Representative. The failure by any Buyer Indemnitee to so notify the Representative shall not affect such Buyer Indemnitee's right to indemnification, except to the extent (and only to the extent) that the Representative is actually and materially prejudiced by such failure. If the Representative does not notify such Buyer Indemnitee within thirty (30) days following its receipt of such notice that the Representative disputes such claim, such Buyer Indemnitee shall be conclusively entitled to payment from the Escrow Account in the amount specified in such notice. If the Representative has timely disputed such notice, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute may be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 9.13. Any indemnification of the Buyer Indemnitees pursuant to this Article VIII shall be satisfied from the funds then remaining in the Escrow Account within two (2) Business Days after the final determination thereof. No Indemnified Action shall be deemed to have reached a final and complete resolution until all outstanding claims made by a Buyer Indemnitee for indemnification relating to such Indemnified Action have been resolved pursuant to this Section 8.06(e). The Buyer and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account provided for in this Agreement.
(f)    The Lead Party shall have the right to withdraw funds from the Escrow Account from time to time in accordance with the provisions of the last sentence of Section 8.03(a).
8.07    Settlement of Certain Actions. Notwithstanding any other provision of this Agreement (including Section 3.01(b)(xi)), the Company shall have the right to settle or compromise any Action prior to Closing that would otherwise be an Indemnified Action following the Closing, so long as (a) such settlement or compromise includes a complete release by the Persons bringing such Action with respect to the matters underlying such Action, (ii) such settlement or compromise does not impose upon any Buyer Indemnitee any injunctive or equitable relief (other than any immaterial injunctive or equitable relief that is merely incidental to a primary obligation for monetary damages), and (iii) the monetary damages payable in such settlement or compromise are actually paid by the Company or one of its Subsidiaries in Cash prior to the Closing. With respect to the Malibu Actions, the Malibu Amount shall be reduced by the amount of any such settlement or compromise which meets the foregoing conditions prior to the Closing. Furthermore, in the event that (x) there are no Malibu Actions pending as of the Closing Date, the Malibu Amount shall be reduced to $0, (y) there are no Shareholder Actions pending as of the Closing Date, the Shareholder Amount shall be reduced to $0, and (z) there are no Pre-Closing Income Tax Audits pending as of the Closing Date, the Pre-Closing Tax Amount shall be reduced to $0.
8.08    Exclusive Remedy. The Buyer agrees and acknowledges, on behalf of itself and each other Buyer Indemnitee, that their sole and exclusive remedy for the payment of any amount to which a Buyer Indemnitee may be entitled pursuant to this Article VIII shall be such Buyer Indemnitee's right to receive amounts from the Escrow Account and that if the Escrow Account contains insufficient funds, the Buyer Indemnitees shall have no rights whatsoever to seek or receive payment for any such insufficiency from the Representative or any Company Equityholder. The parties hereto agree and acknowledge that the sole and exclusive remedy of the Buyer Indemnitees in respect of or in connection with the Indemnified Actions shall be the indemnification provisions set forth in this Article VIII; provided, that nothing in this Article VIII shall limit a Buyer Indemnitee's rights in respect of fraud or intentional misrepresentation.
8.09    Adjustment to Purchase Price. The parties agree that any indemnification payments made hereunder shall be treated as an adjustment to the Adjusted Closing Consideration for all Tax purposes to the extent permitted by Law.
ARTICLE IX
MISCELLANEOUS
9.01    Amendment and Waiver. This Agreement may be amended or waived only in a writing signed by the Buyer and (a) the Company, prior to the Closing, or (b) the Representative, after the Closing; provided, that from and after the time at which the Requisite Stockholder Approval with respect to the adoption of this Agreement has been obtained and prior to the Effective Time, any such amendment or waiver that, in accordance with the Delaware Corporation Law, requires consent of the Company's stockholders shall be effective only to the extent the Requisite Stockholder Approval has been obtained for such amendment or waiver (with it being understood and agreed that, to the maximum extent permitted under the Delaware Corporation Law, any amendment or waiver of this Agreement shall be effective without the requirement that the Requisite Stockholder Approval for such amendment or waiver be obtained); provided, further, that Schedule 1.05 may be amended prior to the Closing solely in a writing signed by the Buyer and delivered to the Company. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision.
9.02    Notices. All notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by overnight courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first‑class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, or (d) if delivered by telecopy or electronic mail, provided the relevant delivery report or computer record, as applicable, indicates a full and successful delivery, (i) on the date of such delivery, if such delivery is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such delivery, and (ii) on the next Business Day following the date of delivery, if such delivery is completed after 5:00 p.m., local time of the recipient party, on the date of such delivery. Notices, demands, and communications to the Company, the Representative, or the Buyer shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the addresses indicated below:

To the Company (prior to the Closing):
NextG Networks, Inc.
52 2nd Avenue, Suite 2200
Waltham, Massachusetts 02451
Attn:    Steven Moskowitz (smoskowitz@nextgnetworks.net)
H. Anthony Lehv (alehv@nextgnetworks.net)
Fax No.: (781) 790-0739
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, Illinois 60654
Attn:    Jeffrey W. Richards, P.C. (jeff.richards@kirkland.com)
Matthew J. Richards (matthew.richards@kirkland.com)
Fax No.: (312) 862-2200
To the Representative:
c/o Madison Dearborn Partners, LLC
3 First National Plaza, Suite 4600
Chicago, Illinois 60602
Attn:    Zaid F. Alsikafi (zalsikafi@mdcp.com)
Mark Tresnowski (mtresnowski@mdcp.com)
Fax No.: (312) 895-1001
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, Illinois 60654
Attn:    Jeffrey W. Richards, P.C. (jeff.richards@kirkland.com)
Matthew J. Richards (matthew.richards@kirkland.com)
Fax No.: (312) 862-2200
To the Buyer or the Surviving Corporation:
Crown Castle International Corp.
1220 Augusta Drive, Suite 500
Houston, Texas 77057
Attn:     E. Blake Hawk (blake.hawk@crowncastle.com)
Philip Kelley (phil.kelley@crowncastle.com)
Fax No.: (713) 570-3053
with a copy (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attn:    Stephen L. Burns (sburns@cravath.com)
Erik R. Tavzel (etavzel@cravath.com)
Fax No.: (212) 474-3700

9.03    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned (including by operation of Law) by any party without the prior written consent of the Buyer and (a) the Company, prior to the Closing, or (b) the Representative, after the Closing; provided, that the Merger Sub may assign, in its sole discretion and without any required consent, any or all of its rights, interests, and obligations under this Agreement to the Buyer or to any direct or indirect wholly-owned Subsidiary of the Buyer, but no such assignment shall relieve the Merger Sub of any of its obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.03 shall be null and void.
9.04    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. Upon such determination that any provision is prohibited or invalid, each of the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
9.05    No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties hereto confirms that they and their respective counsel have reviewed, negotiated, and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.
9.06    Captions. The captions used in this Agreement and the Company Disclosure Letter are for convenience of reference only and do not constitute a part of this Agreement or a part of the Company Disclosure Letter and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement or the Company Disclosure Letter, and all provisions of this Agreement and the Company Disclosure Letter shall be enforced and construed as if no captions had been used therein.
9.07    Complete Agreement. This Agreement, together with the Confidentiality Agreement, the Escrow Agreement, and any other agreements referred to herein or therein executed and delivered on or after the date hereof, contain the complete agreement among the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.
9.08    Company Disclosure Letter. The Company Disclosure Letter shall be arranged in paragraphs corresponding to the lettered paragraphs contained in the Sections of this Agreement; provided, that any event, fact, or circumstance disclosed in any lettered paragraph of the Company Disclosure Letter shall be deemed to be a disclosure for purposes of each other lettered paragraph of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that it would also qualify such other lettered paragraph. The inclusion of information in the Company Disclosure Letter shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, Liability, or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to any Person. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specification of any dollar amount in any representation, warranty, or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Furthermore, neither the specification of any item or matter in any representation, warranty, or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.
9.09    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.
9.10    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto, as applicable, in accordance with their specific terms or were otherwise breached by the parties hereto, as applicable. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by any party hereto, as applicable, and to enforce specifically the terms and provisions hereof against the parties hereto, as applicable, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.
9.11    Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto or their respective successors and permitted assigns, any legal or equitable rights, remedies, or Liabilities under or by reason of this Agreement; provided, that the provisions of Sections 6.02 are intended to be for the benefit of the Persons covered thereby and may be enforced directly by such Persons.
9.12    GOVERNING LAW. THE INTERNAL LAW (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF DELAWARE SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.
9.13    CONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 1.12 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
9.14    WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN

EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first written above.
THE BUYER:
CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ W. Benjamin Moreland
Name: W. Benjamin Moreland
Its: President & Chief Executive Officer
THE MERGER SUB:
CROWN CASTLE NG ACQUISITIONS CORP.

By:	/s/ W. Benjamin Moreland
Name: W. Benjamin Moreland
Its: President & Chief Executive Officer
THE COMPANY:
NEXTG NETWORKS, INC.

By:	/s/ Steven Moskowitz
Name: Steven Moskowitz
Its: President & CEO
THE REPRESENTATIVE:
MADISON DEARBORN CAPITAL PARTNERS V-A, L.P.
By: Madison Dearborn Partners V-A&C, L.P.
Its: General Partner
By: Madison Dearborn Partners, LLC
Its: General Partner

By:	/s/ Zaid F. Alsikafi
Name: Zaid F. Alsikafi
Its: Managing Director

Annex A
In this Agreement, unless the context requires otherwise, (a) words expressed in the singular number shall include the plural and vice versa, (b) words expressed in the masculine shall include the feminine and neuter gender and vice versa, (c) references to Articles, Sections, Exhibits, Annexes, and the preamble are references to articles, sections, exhibits, annexes and the preamble of this Agreement, (d) references to any Person shall include the successors and permitted assigns of such Person, (e) the word "will" shall be construed to have the same meaning and effect as the word "shall", (f) the word "or" shall not be exclusive, (g) the word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean "if", (h) references to "day" or "days" in the lower case are to calendar days, (i) references to "the date hereof" are to the date of this Agreement, (j) the words "hereof", "herein", "hereto", and "hereunder", and words of similar import, shall refer to this Agreement as a whole and not any particular provision of this Agreement, (k) references to this Agreement, any other Contract, or any Law shall be construed as a reference to this Agreement, such other Contract, or such Law as the same has been amended, modified, novated, varied, or supplemented from time to time in accordance with its terms, (l) references to any Law shall include all rules and regulations promulgated thereunder, (m) the terms "include", "includes", and "including" shall be deemed to be followed by "without limitation", whether or not they are in fact followed by such words or words of similar import, and (n) references to dollars or "$" are to United States dollars.
In this Agreement, the following terms have the meanings set forth below:
"Action" means any claim, action, suit, audit, assessment, arbitration, proceeding, or investigation by or before any mediator, arbitrator, or Governmental Entity.
"Adjusted Closing Consideration" shall have the meaning set forth in Section 1.12(f).
"Adjustment Amount" shall have the meaning set forth in the definition of "Escrow Amount" in this Annex A.
"Adjustment Calculation Time" means 11:59 p.m. (Eastern time) on the Business Day immediately prior to the Closing Date.
"Affiliate" means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.
"Agreed Accounting Principles" means GAAP, applied in a manner consistent with the methodologies, practices, estimation techniques, assumptions, and principles used in the preparation of the Company Financial Statements; provided, that if there is any difference in the methodologies, practices, estimation techniques, assumptions, or principles in one portion of Company Financial Statements as compared to any other portion of the Company Financial Statements, the methodologies, practices, estimation techniques, assumptions, and principles used in the Latest Balance Sheet shall control to the extent they have been described to the Buyer in reasonable detail prior to the date hereof.
"Agreement" shall have the meaning set forth in the Preamble.
"Alternative Transaction" means any direct or indirect acquisition, in one transaction or a series of related transactions, including any merger, consolidation, tender offer, exchange offer, public offering, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, resulting in any Person or group of related Persons who are not currently stockholders of the Company (other than the Company, any Subsidiary of the Company, the Buyer, or the Merger Sub) acquiring (i) assets or businesses that constitute or represent 10% or more of the total revenue, net income, EBITDA, or assets of the Company and its Subsidiaries on a consolidated basis, or (ii) 10% or more of the outstanding shares of any class of capital stock of, or other equity or voting interests, in the Company, or any class of capital stock of, or other equity or voting interests in, any of the Company's Subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (i) above, in each case other than the transactions contemplated by this Agreement.

"Arbiter" means an independent and nationally-prominent accounting or valuation firm with expertise in disputes of the type contemplated by Section 1.12 and which is mutually-acceptable to the Buyer and the Representative; provided, that if the Buyer and the Representative are unable to agree on such a firm, they shall each nominate such a firm, and the two firms so nominated shall nominate a third such firm, with such third firm to serve as the Arbiter. Notwithstanding the foregoing, in the event that a dispute arising under Section 1.12 concerns the calculation of the amount set forth in clause (i) of the definition of the term Old Nodes Completion Amount, the Arbiter with respect to the portion of such dispute concerning such calculation shall be a mutually-acceptable industry expert knowledgeable in the matters contemplated by such clause, and if the parties are unable to agree on such an expert, such expert shall be chosen in the same manner as the foregoing valuation or accounting firm is chosen.
"Audited Financial Statements" shall have the meaning set forth in Section 4.07(a).
"Business Day" means any day, other than a Saturday, Sunday, or any other day on which banks located in New York, New York are authorized or required by applicable Law to be closed for business.
"Buyer" shall have the meaning set forth in the Preamble.
"Buyer Indemnitee" shall have the meaning set forth in Section 8.02(a).
"Buyer Material Adverse Effect" means any Effect that has had, or would reasonably be expected to have, a material adverse effect on the ability of the Buyer or the Merger Sub to consummate the Merger or the other transactions contemplated hereby.
"Capex Adjustment" means an amount equal to (i) the New Nodes Paid Amount minus (ii) the Old Nodes Completion Amount; provided, that the Capex Adjustment shall not exceed $50,000,000.00 without the prior written consent of the Buyer. The Capex Adjustment shall be added to the Closing Consideration if positive and subtracted from the Closing Consideration if negative.
"Cash" means cash and cash equivalents, as determined in accordance with the Agreed Accounting Principles.
"Certificate" means a certificate which immediately prior to the Effective Time represented any shares of Company Common Stock.
"Certificate of Merger" shall have the meaning set forth in Section 1.02.
"Closing" shall have the meaning set forth in Section 1.10.
"Closing Cash" means the Cash of the Company and its Subsidiaries on a consolidated basis as of the Adjustment Calculation Time.
"Closing Consideration" shall have the meaning set forth in Section 1.09(b).
"Closing Date" shall have the meaning set forth in Section 1.10.
"Closing Indebtedness" means the Indebtedness of the Company and its Subsidiaries on a consolidated basis as of the Adjustment Calculation Time. For purposes of calculating Closing Indebtedness, obligations of the type referred to in clause (iii) of the definition of Indebtedness shall be calculated on the basis of the amount that would be required to be recorded on a balance sheet prepared in accordance with the Agreed Accounting Principles in respect of such obligations.
"Closing Statement" shall have the meaning set forth in Section 1.12(a).
"Code" means the Internal Revenue Code of 1986.
"Company" shall have the meaning set forth in the Preamble.
"Company Common Stock" means the common stock, par value $0.01 per share, of the Company.
"Company Disclosure Letter" shall have the meaning set forth in Article IV.

"Company Equityholders" means holders of Company Common Stock and/or Company Options as of the Effective Time.
"Company Financial Statements" shall have the meaning set forth in Section 4.07(a).
"Company Intellectual Property" shall have the meaning set forth in Section 4.12(a).
"Company Material Adverse Effect" means any Effect that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition, or results of operations of the Company and its Subsidiaries on a consolidated basis or on the ability of the Company to consummate the Merger or the other transactions contemplated hereby; provided, that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) Effects arising from or relating to general business or economic conditions, whether or not affecting the industry in which the Company and its Subsidiaries operate; (ii) Effects arising from or relating to national or international political conditions, including the engagement by the United States in hostilities, or the escalation thereof, or the occurrence of any military or terrorist attack on the United States; (iii) Effects arising from or relating to any changes in financial, banking, securities, or commodities markets, including any disruptions thereof and any changes in any prices therein; (iv) Effects arising from or relating to any acquisition or business combination transaction entered into, consummated, or abandoned by any customer of the Company or any of its Subsidiaries or any other provider of wireless voice or data services in the United States; (v) changes in, or changes in interpretations of, GAAP or other applicable accounting rules, regulations, or pronouncements, and any Effects arising therefrom or related thereto; (vi) changes in, or changes in interpretations of, applicable Law, and any Effects arising therefrom or related thereto; (vii) any failure by the Company or any of its Subsidiaries to meet any projections or forecasts, or any other predictions of revenue or earnings, for any period, and any Effects arising therefrom or related thereto (provided, that the underlying cause for any such failure shall not be excluded by this clause (vii)); (viii) the announcement of the transactions contemplated hereby, and any Effects arising therefrom or related thereto (including any actions taken by customers, suppliers, or other business relations as a result thereof); (ix) the taking of any action by any Person which is required to be taken pursuant to the terms of this Agreement, and any Effects arising therefrom or related thereto; and (x) Effects arising from or relating to any violation or breach by the Buyer or the Merger Sub of this Agreement of which the Buyer has been provided written notice. Notwithstanding the foregoing, clauses (i), (ii), (iii), (v), and (vi) shall not exclude, and thus the determination of whether a Company Material Adverse Effect has occurred may include, Effects that have, or are reasonably expected to have, a disproportionately adverse effect on the Company and its Subsidiaries relative to other comparable companies in the same industry as the Company and its Subsidiaries.
"Company Material Contracts" shall have the meaning set forth in Section 4.11(a).
"Company Options" shall have the meaning set forth in Section 1.08.
"Confidentiality Agreement" shall have the meaning set forth in Section 3.02(a).
"Constituent Corporations" shall have the meaning set forth in the Preamble.
"Contract" shall mean any written agreement, arrangement, bond, commitment, contract, indenture, instrument, lease, or license.
"Control" shall mean, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract, or otherwise and the term "Controlled" has a meaning correlative with the foregoing.
"DAS Network" means distributed antenna systems designed to provide radio frequency transport for the distribution of radio frequency signals through fiber optic cable to remote antenna nodes. DAS Networks shall also include "fiber to the cell" projects entered into by the Company and its Subsidiaries in the ordinary course of their business in substantially the same manner as previously conducted.
"Delaware Corporation Law" means the Delaware General Corporation Law.
"Designated Contact" shall have the meaning set forth in Section 3.02(a)(ii).

"Dissenting Shares" shall have the meaning set forth in Section 1.07.
"D&O Insurance" shall have the meaning set forth in Section 6.02(b).
"Effect" means any change, effect, event, occurrence, or development.
"Effective Time" shall have the meaning set forth in Section 1.02.
"Employee" means any director, officer, employee or independent contractor of the Company or its Subsidiaries.
"Employee Benefits" shall have the meaning set forth in Section 6.03(c).
"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, and the Toxic Substances Control Act, and any other Laws or Orders imposing standards of conduct or otherwise relating to pollution or the protection of the environment, natural resources, endangered or threatened species or biota, or human health and safety.
"ERISA" shall have the meaning set forth in Section 4.16(a).
"Escrow Account" shall have the meaning set forth in Section 1.10(d).
"Escrow Agent" means the escrow agent to be mutually agreed upon by the Buyer and the Representative and party to the Escrow Agreement.
"Escrow Agreement" shall have the meaning set forth in Section 1.10(d).
"Escrow Amount" means an amount equal to (i) $30,000,000.00 (the "Malibu Amount"), plus (ii) in the event any Shareholder Actions are initiated prior to the Closing, an amount (the "Shareholder Amount") equal to (A) $1,000,000.00, plus (B) one hundred fifty percent (150%) of the consideration otherwise payable pursuant to the terms of this Agreement to the Company Equityholders bringing such Shareholder Actions, plus (iii) in the event any Pre-Closing Income Tax Audit is initiated prior to the Closing, $8,000,000.00 (the "Pre-Closing Tax Amount"), plus (iv) $10,000,000.00 (the "Adjustment Amount"). The Escrow Amount is subject to reduction as set forth in Section 8.07.
"Estimated Closing Consideration" shall have the meaning set forth in Section 1.09(b).
"Financing" shall have the meaning set forth in Section 3.02(b).
"Financing Sources" means any entities that commit to provide or otherwise enter into agreements to assist the Buyer in connection with any financing proposed to be provided to or for the benefit of the Buyer in connection with the consummation of the transactions contemplated by this Agreement, including the parties to any underwriting group or financing commitment and any joinder agreements or credit agreements relating thereto.
"GAAP" means United States generally accepted accounting principles.
"Governmental Entity" means any government, governmental agency, department, bureau, office, commission, authority, instrumentality, court of competent jurisdiction, or self‑regulatory organization, in each case whether foreign, federal, state, or local.
"Governmental Filings" shall have the meaning set forth in Section 3.03(a).
"Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (ii) any other chemical, material, substance or waste that is regulated under any Environmental Law.
"HSR Act" shall mean the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976.
"Income Taxes" means any Tax imposed on or with respect to income by the U.S. or any state thereof.
"Indebtedness" means, without duplication, (i) any obligations for borrowed money or for the deferred purchase price of property or services (including earn-outs but excluding accounts payable or other trade payables), (ii) any obligations evidenced by any note, bond, debenture, or other similar instrument, (iii) any obligations under leases or other Contracts which are required to be capitalized in accordance with the Agreed Accounting Principles, (iv) any obligations to reimburse the issuer thereof for any amount actually funded under any letter of credit, banker's acceptance, or other similar credit transaction, (v) any obligations under any interest rate protection, currency protection, or commodity hedging Contract (including any swaps, forward contracts, caps, floors, collars and similar Contracts), (vi) any obligations of other Persons secured by any Lien on any property or asset of the Company or any of its Subsidiaries, whether or not such obligation is assumed by the Company or any of its Subsidiaries, and (vii) any guarantees issued in respect of obligations described in clauses (i)-(vi) above of any other Person, together in each case with accrued and unpaid interest thereon, and any premiums, fees, expenses, and other amounts due in connection therewith.
"Indemnified Action" means any Malibu Action, any Shareholder Action, or any Pre-Closing Income Tax Audit.
"Intellectual Property" means all of the following in any jurisdiction throughout the world, (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade names, logos and corporate names and registrations and applications for registration thereof, (iii) copyrights and copyrightable works and registrations and applications for registration thereof, (iv) computer software (including source code and executable code), data, data bases and documentation thereof, (v) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (vi) all other proprietary property rights, (vii) goodwill associated with any of the foregoing, and (viii) copies and tangible embodiments thereof (in whatever form or medium).
"Interim Financial Statements" shall have the meaning set forth in Section 4.07(a).
"Latest Balance Sheet" shall have the meaning set forth in Section 4.07(a).
"Law" means any statute, law (including common law), ordinance, rule, regulation, or treaty of any Governmental Entity.
"Lead Party" means the Representative, unless and until the Losses which may be incurred as a result of all Indemnified Actions are reasonably expected to exceed, either individually or in the aggregate with all other unpaid claims for indemnification pursuant to Section 8.02(a), an amount equal to one hundred fifty percent (150%) of the amount then remaining in the Escrow Account, in which case the Lead Party shall be a Buyer Indemnitee.
"Letter of Transmittal" shall have the meaning set forth in Section 1.11(a).
"Liability" means liabilities or obligations of any type or nature, and whether accrued or unaccrued, absolute, contingent, liquidated or unliquidated, or otherwise.
"Liens" means any claim, charge, covenant, easement, encumbrance, pledge, security interest, lien, mortgage, deed of trust, or other restriction on title or transfer.
"Loss" means any loss, Liability, Tax, assessment, damage, claim, cost, or expense (including interest, penalties, fines, and reasonable and documented expenses incurred in connection with the defense of any Action, including attorneys', experts', and other advisors' fees and expenses).
"MAE Condition" means (i) a Company Material Adverse Effect or (ii) a material adverse effect on the business, assets, financial condition, or results of operations of the Buyer and its Subsidiaries on a consolidated basis of such materiality that, if such material adverse effect were to have occurred on the Company and its Subsidiaries on a consolidated basis, instead of the Buyer and its Subsidiaries on a consolidated basis, would constitute a Company Material Adverse Effect).
"MAE Order" means any Order proposed or requested by a Governmental Entity relating to the efforts undertaken by the Buyer and the Merger Sub pursuant to Section 3.03(c) and which would reasonably be expected to result in an MAE Condition.
"Malibu Action" means any Action pending against the Company or any of its Subsidiaries as of the date hereof and any Action first initiated against the Company or any of its Subsidiaries prior to the Closing Date, in each case which arises out of the fire that occurred in October of 2007 in Malibu Canyon following the toppling in high winds of three (3) utility poles on which the Company and its Subsidiaries had attached equipment.
"Malibu Amount" shall have the meaning set forth in the definition of "Escrow Amount" in this Annex A.
"Majority Holders" shall have the meaning set forth in Section 6.09(a).
"Material Permits" has the meaning given to such term in Section 4.15(b).
"Merger" shall have the meaning set forth in the Recitals.
"Merger Sub" shall have the meaning set forth in the Preamble.
"Merger Sub Common Stock" means the common stock, par value $0.01 per share, of the Merger Sub.
"New Nodes" means DAS Networks first ordered by the customer thereof from the Company or one of its Subsidiaries after June 30, 2011. Section A-1 of the Company Disclosure Letter sets forth a correct and complete list of the New Nodes as of the date hereof.
"New Nodes Bill Amount" means an amount equal to (i) the aggregate amount billed to customers of the Company and its Subsidiaries by them prior to the Adjustment Calculation Time in connection with amounts required to be paid by such customers to fund capital expenditures made by the Company or any of its Subsidiaries in connection with the construction of New Nodes, minus (ii) all accounts receivable of the Company and its Subsidiaries on a consolidated basis in respect of any such amounts billed outstanding as of the Adjustment Calculation Time.
"New Nodes Cost Amount" means an amount equal to (i) all capital expenditures made by the Company and its Subsidiaries on a consolidated basis after June 30, 2011 and prior to the Adjustment Calculation Time in order to construct New Nodes, minus (ii) all accounts payable and accrued liabilities of the Company and its Subsidiaries on a consolidated basis in respect of any such capital expenditures outstanding as of the Adjustment Calculation Time.
"New Nodes Paid Amount" means an amount equal to (i) the New Nodes Cost Amount, minus (ii) the New Nodes Bill Amount.
"New Plans" shall have the meaning set forth in Section 6.03(b).
"Nodes" means remote antenna nodes which are part of a DAS Network.
"Notice of Disagreement" shall have the meaning set forth in Section 1.12(c).
"Old Nodes" means DAS Networks first ordered by the customer thereof from the Company or one of its Subsidiaries on or prior to June 30, 2011. Section A-2 of the Company Disclosure Letter sets forth a correct and complete list of the Old Nodes as of the date hereof.
"Old Nodes Completion Amount" means an amount equal to (i) all capital expenditures required to be made by the Company and its Subsidiaries on a consolidated basis from and after the Adjustment Calculation Time in order to complete construction of the Old Nodes, plus (without duplication) (ii) all accounts payable and accrued liabilities of the Company and its Subsidiaries on a consolidated basis in respect of any capital expenditures relating to the Old Nodes outstanding as of the Adjustment Calculation Time, minus (iii) the aggregate amount (whether or not any such amount is reflected in accounts receivable) to be received from customers of the Company and its Subsidiaries by them from and after the Adjustment Calculation Time in complete satisfaction of the obligations of such customers to fund capital expenditures made by the Company or any of its Subsidiaries in connection with the construction of Old Nodes (as determined in accordance with the applicable Contract (including any applicable course of dealing arrangements) to which the Company or one of its Subsidiaries is a party). With respect to the calculation in clause (i), the Company shall include its good faith calculation of such amount in its preparation of the materials related to the Estimated Closing

Consideration, the Buyer shall include its good faith calculation of such amount in its preparation of the materials related to the Closing Statement, and, if it is the subject of any Notice of Disagreement, the Representative shall include its good faith calculation of such amount in such Notice of Disagreement.
"Old Plans" shall have the meaning set forth in Section 6.03(b).
"On-Air DAS Networks" means DAS Networks (i) ready to accept a signal source and be tested and optimized as part of a carrier's network, or (ii) accepting signals and which have been tested and optimized as part of a carrier's network, in each case as of June 30, 2011.
"On-Air Nodes" means Nodes which are part of an On-Air DAS Network.
"Option Exercise Proceeds" means the aggregate proceeds which would be receivable by the Company upon the exercise of all Company Options immediately prior to the Effective Time.
"Order" means any judgment, order, injunction, decree, or writ of any Governmental Entity.
"Organizational Documents" means, for any Person, the certificate of incorporation and by-laws of such Person, or the equivalent constituent documents with respect to Persons that are not corporations.
"Outside Date" shall have the meaning set forth in Section 7.01(c).
"Paying Agent" means an independent and nationally-prominent bank or trust company reasonably acceptable to the Company and designated by the Buyer prior to the Effective Time to act as agent for the payment of the Per Share Price pursuant to Section 1.11(b).
"Percentage Interest" means, with respect to any Company Equityholder, the percentage determined by dividing (a) the sum of (i) the aggregate number of shares of Company Common Stock held by such Company Equityholder as of immediately prior to the Effective Time (if any), plus (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options outstanding and held by such Company Equityholder as of immediately prior to the Effective Time (if any), assuming all such Company Options were exercised in full, by (b) the Total Shares. The aggregate sum of all Percentage Interests shall equal 100%.
"Permits" shall have the meaning set forth in Section 4.15(b).
"Permitted Liens" means, (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings, (ii) mechanics, carriers', workmen's, repairmen's, materialmen's or other Liens that secure amounts not yet due and payable or that are being contested in good faith and by appropriate proceedings, (iii) pledges or deposits to secure obligations under workers' compensation or other similar Laws or to secure public or statutory obligations, (iv) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds, and other similar obligations, (v) recorded easements, covenants, rights of way, and other similar restrictions, (vi) unrecorded easements, covenants, rights of way, and other similar restrictions that do not adversely affect in any material respect the current use of the applicable property, (vii) zoning and building codes and Laws and other similar restrictions, and (viii) any other Liens that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
"Per Share Adjustment Distribution" shall have the meaning set forth in Section 1.12(g).
"Per Share Escrow Distribution" shall have the meaning set forth in Section 8.06(d).
"Per Share Representative Amount Distribution" shall have the meaning set forth in Section 6.09(e).
"Per Share Price" shall have the meaning set forth in Section 1.09(a).
"Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity.
"Plans" shall have the meaning set forth in Section 4.16(a).

"Pre-Closing Income Tax Audit" means any audit by a Governmental Entity charged with enforcing Taxes that is (i) with respect to Income Taxes of the Company or any Subsidiary, (ii) with respect to a Pre-Closing Tax Period, and (ii) initiated by such Governmental Entity in writing and such written notice is received by the Company or any of its Subsidiaries prior to the Closing Date. For purposes of this Agreement, a Pre-Closing Income Tax Audit shall also include any judicial or other proceedings that directly result from an audit that meets the requirements of the previous sentence and is with respect to the same Pre-Closing Tax Period as the Pre-Closing Income Tax Audit commenced prior to the Closing.
"Pre-Closing Indemnifiable Taxes" means all Income Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (each a "Pre-Closing Tax Period"), but solely to the extent that such Income Taxes are imposed with respect to such period or periods as a direct result of and in connection with a Pre-Closing Income Tax Audit.
"Pre-Closing Service" shall have the meaning set forth in Section 6.03(b).
"Pre-Closing Tax Amount" shall have the meaning set forth in the definition of "Escrow Amount" in this Annex A.
"Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, facility, or fixture.
"Representative" shall have the meaning set forth in Section 6.09(a).
"Representative Amount" means $5,000,000.00.
"Requisite Stockholder Approval" means the approval of at least a majority of the outstanding shares of Company Common Stock.
"Secondary Party" means, with respect to any given Indemnified Action, (i) the Representative if a Buyer Indemnitee is the Lead Party and (ii) a Buyer Indemnitee if the Representative is the Lead Party.
"Securities Act" means the Securities Act of 1933.
"Seller Group" shall have the meaning set forth in Section 6.10.
"Shareholder Action" means any Action pending against the Company or any of its Subsidiaries as of the date hereof and any Action first initiated against the Company or any of its Subsidiaries prior to the Closing Date, in each case which involves (i) the assertion by any Person of appraisal, dissent, or similar rights under the Delaware Corporation Law (including in respect of any Dissenting Shares), (ii) any claims by any Person for breach of fiduciary duties owed by an officer, director, or securityholder of the Company to the Company or any of its Subsidiaries or to any securityholder of the Company and resulting from actions taken (or omitted to be taken) prior to or in connection with consummation of the Merger, or (iii) any claims by any Company Equityholder against the Representative and for which the Company or any of its Subsidiaries may be Liable.
"Shareholder Amount" shall have the meaning set forth in the definition of "Escrow Amount" in this Annex A.
"Straddle Period" shall have the meaning set forth in Section 8.05(a).
"Subsidiary" means, with respect to any Person, any partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, or unincorporated organization of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a business entity other than a corporation, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a business entity other than a corporation if such Person or Persons shall be allocated a majority of gains or losses or shall be or Control the general partner or other managing Person of such business entity.
"Surviving Corporation" shall have the meaning set forth in Section 1.01.
"Taxes" means any foreign, federal, state, or local income, gross receipts, payroll, employment, excise, severance, stamp, customs duties, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add‑on minimum tax, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.
"Tax Returns" means any return, report, information return, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Total Shares" means the total number of shares of Company Common Stock issued and outstanding as of the Effective Time plus the total number of shares of Company Common Stock issuable upon exercise of all Company Options outstanding as of the Effective Time.
"Transaction Expenses" means the out‑of‑pocket fees and expenses of the Company and its Subsidiaries incurred in connection with the transactions contemplated hereby, in each case to the extent unpaid as of the Closing.
"Transfer Taxes" shall have the meaning set forth in Section 6.06.